EXHIBIT 10.1

CREDIT AGREEMENT

dated as of September 20, 2005

by and among

AVATAR PROPERTIES INC.
as Borrower

joined by

AVATAR HOLDINGS INC.
(“Holdings”)

and

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent and Lender

GUARANTY BANK,
as Syndication Agent and Lender

FRANKLIN BANK, SSB
a Texas Savings Bank
as Lender

and

WACHOVIA CAPITAL MARKETS, LLC,
as Lead Arranger

FOR $100,000,000 SENIOR UNSECURED REVOLVING CREDIT FACILITY

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (the “Agreement”) dated as of the 20th day of September, 2005, and entered into by and among AVATAR PROPERTIES INC., a Florida corporation (“Borrower”), joined by AVATAR HOLDINGS INC. (“Holdings”), a Delaware corporation (the “Guarantor”), WACHOVIA CAPITAL MARKETS, LLC, as lead arranger (“Arranger”), WACHOVIA BANK, NATIONAL ASSOCIATION, in its capacity as Lender and in its capacity as administrative agent (“Agent”), GUARANTY BANK, in its capacity as Syndication Agent and Lender, FRANKLIN BANK, SSB, a Texas Savings Bank, in its capacity as Lender, and the other financial institutions who are identified on Schedule A hereto or hereafter become parties to this Agreement as Lenders, (each a “Lender” and collectively, the “Lenders”).

WHEREAS, on December 30, 2003, Borrower entered into a credit agreement with Wachovia Bank, National Association, as Agent and Lender, together with the other lenders listed on Schedule A thereto (the “Secured Lenders”), evidencing a revolving credit facility having a maximum outstanding principal balance at any one time of $100,000,000 (as amended by a First Amendment to Credit Agreement dated March 31, 2004, the “Secured Facility”) and Avatar Holdings executed a guaranty agreement in favor of Lenders guarantying the Borrower’s obligations under the Secured Facility;

WHEREAS, the Secured Facility was secured by, among other security, a Mortgage and Security Agreement recorded in Official Records Book 2305, Page 793 of the Public Records of Osceola County, Florida, as modified by that certain Mortgage Modification and Notice of Future Advance Agreement recorded in Official Records Book 2414, Page 1228 of the Public Records of Osceola County, Florida, as further modified by various Mortgage Modification and Spreader Agreements recorded in the Public Records of Collier County, Florida, Hillsborough County, Florida, Polk County, Florida and Broward County, Florida (collectively, the “Mortgage”) encumbering the real property described therein;

WHEREAS, Borrower desires to refinance the Secured Facility and Lenders have agreed to extend a senior unsecured credit facility in the aggregate principal amount of One Hundred Million Dollars ($100,000,000) on a revolving basis (the “Facility”) to Borrower to refinance the Secured Facility and finance general corporate operations, including, but not limited to, financing land acquisition within the State of Florida and the development of such land into for sale residential developed lots and/or for the construction of for sale residential units upon such developed lots, construction and bonding for the Poinciana Parkway proposed for the Poinciana project in Polk and Osceola counties, Florida, and to make equity investments in real estate related joint ventures, and Borrower has agreed to accept the proceeds thereof on the terms and conditions set forth herein; and

WHEREAS, Lenders have agreed to release the premises subject to the Mortgage from the lien and operation of such instrument pursuant to a Release of Mortgage dated on or about even date herewith,

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties covenant and agree as follows:

ARTICLE 1

DEFINITIONS AND REFERENCE TERMS

In addition to any other terms defined herein, the following terms shall have the meaning set forth with respect thereto:

Accounting Terms. All accounting terms not specifically defined or specified herein shall have the meanings generally attributed to such terms under generally accepted accounting principles (“GAAP”), as in effect from time to time, consistently applied.

Adjusted EBITDA. Adjusted EBITDA means, during the relevant accounting period: (a) GAAP net income, plus (b) state and federal income taxes; plus (c) depreciation and amortization, plus (d) interest expense in cost of goods sold; plus (e) interest expense from operations; plus (f) non-recurring expenses associated with the Holdings Notes.

Advance. Advance means an advance of Facility proceeds to or for the benefit of Borrower, including, without limitation, Revolving Advances, Swing Line Advances and Letter of Credit Obligations, subject to the terms and conditions of this Agreement. In no event shall the total amount of Advances exceed the Commitment Amount at any given time.

Affiliate. Affiliate means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, five percent (5%) or more of the stock having ordinary voting power in the election of directors of such person, (b) each Person that controls, is controlled by or is under common control with such Person and (c) each of such Person’s officers, directors, joint venturers and partners. For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract, or otherwise; provided, however, that the term Affiliate shall specifically exclude Agent and each Lender.

Attached Units. Attached Units means the applicable portion of the pad site and the vertical improvements associated with the construction of a townhouse building or condominium building that is four stories (excluding parking) or less in size.

Authorized Signatory. Authorized Signatory means any one of Dennis J. Getman, Gerald Kelfer, Juanita I. Kerrigan or Charles McNairy.

Base Rate Loan. Base Rate Loan means the total Advances accruing interest based on the LIBOR Market Index Rate Option set forth in Section 2.01(c)(i) hereof.

Borrower. Borrower means Avatar Properties Inc., a Florida corporation.

Borrowing Base. Borrowing Base means, as of the date of determination, certain assets of the Borrower and Guarantor, including Sold Units, Speculative Units, Model Units, Finished Lots, Land Under Development, Entitled Residential Land, Entitled Commercial Land, Unentitled Land and Solivita Amenities, that qualify under the requirements set forth in Section 3.04 hereof, and, upon application of the appropriate Advance Rate set forth in Schedule One and after taking into account the Aging Elimination, support the Borrowing Base Availability.

Borrowing Base Availability. Borrowing Base Availability has the meaning given such term in Section 3.04, provided, however, that in no event shall the Borrowing Base Availability exceed, as of any date of determination, the lesser of (i) the Commitment Amount less the amount of the Facility then outstanding (including, without duplication, the outstanding balance of the Letter of Credit Obligations (except that Performance Letter of Credit Obligations shall not reduce Borrowing Base Availability) and the Swing Line Advances then outstanding) or (ii) the maximum amount which, when added to Total Liabilities outstanding at that time, would result in a breach of Section 5.02(b) (Leverage Ratio) on a pro forma basis for the upcoming fiscal quarter immediately following the date of such Revolving Advance, Swing Line Advance, or Letter of Credit issuance, as applicable, assuming that such Revolving Advance, Swing Line Advance or Letter of Credit Obligation, as applicable, were outstanding on the first day of such quarter.

Borrowing Base Certificate. Borrowing Base Certificate means the certificate, substantially in form of Schedule D hereto, prepared by Borrower and submitted to Agent on a quarterly basis for approval.

Borrowing Date. Borrowing Date means the day as of which an Advance is made.

Budgeted Lot Cost. Budgeted Lot Cost means the actual cost incurred to purchase land for “Projects” (as hereinafter defined) and obtain all required governmental approvals plus the cost incurred on the total approved budgeted hard costs of labor, materials, land improvements, utility installation and other work to be performed, including Project related soft costs (survey costs, permit fees, insurance, impact fees, interest, overhead and professional fees) to be incurred in connection with the construction and completion of the improvements in substantial compliance with the construction plans and specifications, all as reasonably approved by Agent.

Business Day. Business Day means a day that is not a Saturday, Sunday or a day on which Agent is closed pursuant to authorization or requirement of law.

Closing. The Closing shall mean the date that this Agreement and the other Loan Documents are executed and delivered by the parties.

Commitment. Commitment shall mean with respect to each Lender, the amount set forth on Schedule A hereto as the amount of such Lender’s commitment to make Advances to Borrower.

Commitment Amount. Commitment Amount shall have the meaning given such term in Section 2.01 hereof.

Commitment Percentage. Commitment Percentage means, with respect to each Lender, the percentage set forth on Schedule A hereto as such Lender’s percentage of the aggregate of each Lender’s Commitment, as may be amended by Agent as provided in this Agreement.

Commitment Termination Date. Commitment Termination Date means the earliest of (i) the close of business (5:00 p.m.) on the day prior to the Maturity Date or (ii) the occurrence of an Event of Default under this Agreement, in which event Agent may immediately accelerate the Facility without prior notice to Borrower; provided, however, that, notwithstanding the foregoing, this Agreement shall continue in full force and effect until the Obligations are indefeasibly paid in full, all Letters of Credit issued hereunder have been canceled and returned (or cash secured) and the Facility has been terminated.

Contingent Liability. Contingent Liability shall mean, without reference to the “Indebtedness” as to any “Person:” (a) any guaranty “Obligation” (as those terms are hereinafter defined) of that Person; and (b) any direct or indirect recourse obligation or liability, contingent or otherwise, of that Person: (i) in respect of any letter of credit, bond or similar instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, (ii) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made if delivery of such materials, supplies or other property is not made or tendered, or such services are never performed or tendered, or (iii) incurred pursuant to any interest rate swap or similar agreement. The amount of any Contingent Liability shall be deemed equal to the maximum reasonably anticipated liability in respect thereof.

Current Liabilities. Current Liabilities means the aggregate amount of all current liabilities as determined in accordance with Accounting Terms, but in any event shall include all liabilities except those having a maturity date which is more than one year from the date as of which such computation is being made.

Debt Service. Debt Service means, during the relevant accounting period: (a) interest incurred (whether expensed or capitalized); plus (b) required amortizing principal payments on any debt, excluding (i) any lump sum principal payments at maturity, (ii) any principal payments associated with the release of assets and (iii) principal payments associated with early redemption of the Holdings Notes.

Default. Default means any event or condition which, with the giving of notice or the passage of time, or both, would become an “Event of Default” (as hereinafter defined).

Default Judgment Proceeds. Default Judgment Proceeds means any and all amounts received by Agent and/or the Lenders in the exercise of the rights and remedies under the Loan Documents or at law, but not including any breakage amount due to Borrower under any “Swap” agreement (as defined in Section 2.02(j) hereof, if one is entered into between Borrower and any Lender) after the acceleration of the Facility, which breakage amount may be retained by the applicable Lender and applied toward such Lender’s portion of the Advances then outstanding after the application of all Default Judgment Proceeds.

Default Rate. Default Rate means five percent (5%) per annum above the then current interest rates under the applicable Notes not to exceed the highest non-usurious interest rate permitted by law.

Development Agreement. Development Agreement means any agreements between Borrower or Guarantor, as the case may be, and any governmental or quasi-governmental entity or any providing utility company or authority relating to a Project.

Dollars. Dollars and the symbol $ means lawful money of the United States of America.

Eligible Assignee. Eligible Assignee means any: (i) Lender; (ii) Affiliate of any Lender; (iii) commercial bank, savings bank, savings and loan association or other similar financial institution, insurance company and mutual fund having total assets of $1,000,000,000 or more, generally engaged in lending of this type and in full compliance with all FDIC Control Act requirements or other regulatory requirements that is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender; (iv) if, but only if, any Event of Default has occurred and is continuing, any other bank, insurance company, commercial finance company or other financial institution or other entity or person approved by Agent (and, in the case of any assignment of a commitment or portion of the Swing Line Facility or a Letter of Credit, the Swing Line Lender or the Issuing Lender, as the case may be) , such approval not to be unreasonably withheld; provided that notwithstanding the foregoing, an Eligible Assignee shall not include Borrower or Guarantor or any affiliate or subsidiary of Borrower or Guarantor.

Entitled Commercial Land. Entitled Commercial Land means unimproved and improved commercial land owned by Borrower which is zoned to permit commercial development as a use by right (or comparable classification under local law.).

Entitled Land. Entitled Land means Entitled Commercial Land and Entitled Residential Land.

Entitled Residential Land. Entitled Residential Land means unimproved and improved residential land owned by Borrower which is zoned to permit residential development (attached or detached), as a use by right (or comparable classification under local law).

ERISA. ERISA means the Employee Retirement Income Security Act of 1974, as the same may from time to time be amended, and the rules and regulations of any governmental agency or authority, as from time to time may be in effect, promulgated thereunder.

ERISA Affiliate. ERISA Affiliate shall mean each Person (as defined in Section 3(a) of ERISA) which is treated as a single employer with Borrower or Guarantor under Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended.

Eurodollar Rate. Eurodollar Rate means the rate equal to the LIBOR Rate plus the applicable LIBOR Margin.

Extension Request. Extension Request shall have the meaning given such term in Section 2.01(j) hereof.

Event of Default. Event of Default shall have the meaning set forth in Article 7 hereof.

Facility. Facility means the extension of credit (whether through Advances, Letters of Credit or the Swing Line Facility) made by Agent on behalf of Lenders to Borrower pursuant to the terms and conditions of this Agreement and the other Loan Documents.

Facility Increase. Facility Increase has the meaning given such term in Section 2.02(i) hereof.

Finished Lots. Finished Lots means fully developed single-family residential Lots owned by the Borrower and its Affiliates, with respect to which all development, construction, off-site and on-site infrastructure improvements (other than final paving) have been completed, including, without limitation: (i) completion of all water, sanitary and storm sewer facilities in capacities sufficient for single-family residential use; (ii) installation on the Lots or ready availability from installed infrastructure to the Lots of all utilities (water, sewer and electric) on the Lots; (iii) completion of all public or private roadways necessary to provide sufficient access to such lot; and (iv) all conditions to subdivision approval imposed by the applicable governmental authorities being satisfied so that a building permit for a unit can be obtained. To the extent that one or more of the requirements have not been completed, such requirement shall be deemed to have been completed if such requirement is fully bonded. The term “Finished Lots” shall not include any Lot upon which the construction of a residential unit has commenced or any Lot that falls under the definition of a Sold Unit, or Unsold Unit (Speculative/Model) and have all permitting necessary to commence construction in place.

Guarantor. Guarantor means Avatar Holdings Inc., a Delaware corporation, with the guaranty of the Indebtedness and Obligations of Borrower owed to Agent and the Lenders under this Agreement and the other Loan Documents executed by Guarantor as of Closing referred to as the “Guaranty.”

Hazardous Materials. Hazardous Materials include all materials defined as hazardous or biohazardous wastes or substances under any local, state or federal environmental laws, rules or regulations, and petroleum, petroleum products, oil and asbestos.

Holdings Notes. Holdings Notes means the 4.50% convertible senior notes due 2024 issued by Avatar Holdings Inc. pursuant to an Indenture dated as of March 30, 2004 with JPMorgan Chase Bank as Trustee.

Holdings Notes Debt. Holdings Notes Debt has the meaning given such term in Section 5.02(e) hereof.

Indebtedness. Indebtedness shall mean all obligations now or hereafter owed to Agent and Lenders by Borrower under the terms of the Notes, this Agreement and the other Loan Documents or arising out of the transactions described therein, together with all interest accruing thereon, all fees, all costs of collection, attorneys’ fees and expenses of or advances by Agent (on behalf of Lenders) which Agent (on behalf of Lenders) pays or incurs in discharge of obligations of Borrower, whether such amounts are now due or hereafter become due, direct or indirect and whether such amounts due are from time to time reduced or entirely extinguished and thereafter re-incurred.

Interest Period. Interest Period means, initially, the period commencing on (and including) the date hereof and ending on (but excluding) the next succeeding Payment Date, and thereafter, each period commencing on (and including) the last day of the immediately preceding Interest Period and ending on (but excluding) the next Payment Date, provided, (i) any Interest Period that would otherwise end on (but exclude) a day which is not a Business Day shall be extended to the next succeeding Business Day, unless such extension would carry such Interest Period into the next month, in which event such Interest Period shall end on (but exclude) the preceding Business Day; (ii) any Interest Period that ends in a month for which there is no day which numerically corresponds to the Payment Date shall end on (but exclude) the last Business Day of such month, and (iii) any Interest Period that would otherwise extend past the Maturity Date shall end on (but exclude) the Maturity Date. Upon the occurrence of any Event of Default under the Loan Documents (whether or not the Maturity Date is accelerated), the Notes shall bear interest at the Default Rate.

Investment. Investment means (i) any direct or indirect purchase or other acquisition by Borrower, Holdings, or any of their subsidiaries of any stock or other ownership interest in any other Person and (ii) any direct or indirect loan, advance or capital contribution by Borrower or Holdings or any of their subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or that did not arise from sales to that other Person in the ordinary course of business.

Land Closing. Those times during the “Term” of the Facility when real property constituting a land development project, whether Land Under Development, Entitled Commercial Land, Entitled Residential Land or Unentitled Land, as the case may be, becomes included in the Borrowing Base and eligible to be funded under the Facility.

Land Under Development (“LUD”). Land Under Development means all Entitled Commercial Land and Entitled Residential Land with respect to which the Borrower has obtained all necessary approvals for subdivision into residential housing units by the appropriate governmental authorities in the jurisdiction in which it is located and which the Borrower (i) is actively developing into Finished Lots or (ii) reasonably expects to begin development activity within the next nine (9) months; provided however that the term “Land Under Development” shall not include any land upon which the construction of a residential housing unit has commenced.

Lead Arranger. Lead Arranger means Wachovia Capital Markets, LLC.

Letter of Credit. Letter of Credit means, individually and collectively, Performance Letters of

Credit and Financial and Maintenance Letters of Credit, as such terms are defined in Section 2.03(b) hereof.

Letter of Credit Obligations. Letter of Credit Obligations means all outstanding obligations incurred by Lenders at the request of the Borrower, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of Letters of Credit subject to the Letters of Credit Sub-Limit. The amount of such Letter of Credit Obligations shall equal the maximum amount that may be payable by Agent and Lenders thereupon or pursuant thereto.

LIBOR. LIBOR means, with respect to each day during each LIBOR Period, the rate for U.S.

dollar deposits of one (1), two (2) or three (3) month maturity (as applicable) as reported on Telerate page 3750 as of 11:00 a.m., London time, on the second London Business Day before the relevant LIBOR Period begins (or if not so reported, then as determined by Agent from another recognized source or interbank quotation) (each, a “LIBOR Rate”).

LIBOR Margin. LIBOR Margin has the meaning given such term in Section 2.01(d) hereof.

LIBOR Market Index Rate. LIBOR Market Index Rate means for any day, the rate (rounded to the next higher 1/100 of 1%) for U.S. Dollar deposits for one month U.S. Dollar deposits as reported on Telerate Page 3750 as of 11:00 a.m. London time, for such day, provided, if such day is not a London Business Day, the immediately preceding London Business Day (or if not so reported, then as determined by Agent from another recognized source or interbank quotation).

LIBOR Market Index Rate Option. LIBOR Market Index Rate Option has the meaning given such term in Section 2.01(c)(i) hereof.

LIBOR Period. LIBOR Period means, with respect to any LIBOR Rate Loan, each period commencing on a London Business Day as set forth in the Notice of Rate Selection and ending one, two or three months thereafter, as applicable; provided that (i) any LIBOR Period that would otherwise end on (but exclude) a day which is not a London Business Day shall be extended to the next succeeding London Business Day, unless the result of such extension would be to carry such LIBOR Period into the next calendar month, in which event such LIBOR Period shall end on (but exclude) the preceding London Business Day; (ii) any LIBOR Period that ends in a month for which there is no day which numerically corresponds to the day in the calendar month at the end of such LIBOR Period shall end on (but exclude) the last London Business Day of such month, (iii) any LIBOR Period that would otherwise extend past the Maturity Date shall end on (but exclude) two days prior to the Maturity Date and (iv) Borrower shall select LIBOR Periods so that there shall be no more than four (4) separate LIBOR Rate Loans in existence at any one time. Upon the occurrence of any Event of Default by Borrower under the Loan Documents (whether or not the Maturity Date is accelerated), the Notes shall bear interest at the Default Rate.

LIBOR Rate Loan. LIBOR Rate Loan shall mean the total Advances accruing interest based on the LIBOR Rate Option set forth in Section 2.01(c)(ii) hereof.

LIBOR Rate Option. LIBOR Rate Option has the meaning given such term in Section 2.01(c)(ii) hereof.

Lien. Lien means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Uniform Commercial Code or comparable law of any jurisdiction).

Loan Documents. Loan Documents means this Agreement, the Notes, the Guaranty of Guarantor and all other documents, instruments, certificates and agreements executed and/or delivered by Borrower or Guarantor or any third party in connection with the Facility, in each case as amended, modified, supplemented, restated and renewed from time to time.

London Business Day. London Business Day means a business day on which banks in the city of London are generally open for interbank or foreign exchange transactions.

Lot. Lot means any Lots created pursuant to a duly recorded plat in which such Lot is located or within a Project or any Lots described by metes and bounds description in designated platted tracts.

Material Adverse Effect (Change). Material Adverse Effect (Change) means a material adverse effect (as determined in Agent’s reasonable discretion) upon: (i) the business, assets, operating ability or condition (financial or otherwise) of Borrower or Guarantor taken as a whole; or (ii) the ability of Borrower and Guarantor to repay the Obligations or other Indebtedness or otherwise perform Obligations under the Loan Documents.

Maturity Date. The Term of the Facility shall be four (4) years from the date hereof, at which time the entire outstanding principal balances of the Notes plus all accrued unpaid interest and all other fees and amounts for which Borrower is obligated to pay under this Agreement and the other Loan Documents shall be due and payable by Borrower to Agent (on behalf of Lenders). Provided that no Event of Default has occurred and is continuing, Borrower may request each Lender through Agent in writing to extend the Maturity Date by twelve (12) months (such request, an “Extension Request”) once during each fiscal year at any time, pursuant to Section 2.01(i) hereof.

Model Units. Model Unit means a Unit constructed in an ongoing active project initially for inspection by prospective purchasers that is not intended to be sold until all or substantially all other Units in the applicable subdivision are sold.

Multiemployer Plan. Multiemployer Plan means a plan described in Section 4001(a)(3) of ERISA to which Borrower, Guarantor or ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the five preceding plan years, made or accrued an obligation to make contributions.

Note(s). Note(s) means separate promissory notes of Borrower, each payable to a particular Lender, not to exceed in aggregate the Commitment Amount.

Notice of Rate Selection. Notice of Rate Selection has the meaning given such term in Section 2.01(e).

Obligations. Obligations mean the performance obligations of Borrower and Guarantor created under this Agreement and the other Loan Documents, including (i) interest accruing after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization, or like proceeding relating to Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of such collection, including reasonable attorney’s fees) and (ii) any expenses incurred by Agent (on behalf of Lenders) to cure any non-performance by Borrower and Guarantor. Obligations shall also include, without limitation, obligations of Borrower in favor of Agent or any Lenders (or their affiliates) now or hereafter existing arising under swap agreements (as defined in 11 U.S.C. §101), whether primary or secondary, absolute or contingent, direct or indirect, sole, joint or several, secured or unsecured, due or to become due, contractual or tortious, arising by operation of law or otherwise, or now or hereafter existing, and whether incurred by Borrower as principal, surety, endorser, guarantor, accommodation party or otherwise, including, without limitation, principal, interest, fees, late charges and expenses, including reasonable attorneys’ fees.

Payment Date. Payment Date has the meaning given such term in Section 2.02(d) hereof.

Permitted Indebtedness. Permitted Indebtedness means: (a) the indebtedness under the Facility; (b) normal operating liabilities such as trade accounts payable, accrued expenses, taxes payable, lease obligations, customer deposits and estimated cost to complete; (c) reimbursement obligations under surety bonds; (d) monies owed pursuant to the terms of any Swap that is contracted by Borrower with respect to the Facility; (e) CDD Obligations, (f) certain subordinated notes issued by Borrower or Guarantor that meet the requirements set forth in Section 6.05 hereof and (g) “Permitted Other Liabilities” defined as:

(i) liabilities customarily associated with seller financing for the acquisition of residential land, lots or for-sale residential housing developments not financed by the Facility;

(ii) liabilities customarily associated with accounting treatment relating to consolidation of joint venture assets and liabilities;

(iii) secured or unsecured liabilities not to exceed $40,000,000 inclusive of direct, contingent and guaranteed liabilities associated with either (A) high/mid rise condominium developments (“high rise” defined as condominiums twelve stories or taller, “mid rise” defined as condominiums more than two stories and less than twelve stories); provided that such high/mid rise condominium developments meet the criteria as outlined in items (A)-(E) for an individual condominium project, detailed below, or (B) other “for sale” residential projects; provided however that the Commitment Amount available under the Facility is insufficient to finance such proposed “for sale” residential projects as described in this subsection (iii) (B);

(iv) secured or unsecured liabilities for acquisition, development, improvement and construction of developments other than for-sale single family or condominium residential developments not to exceed $10,000,000;

(v) the aggregate potential liability for “breakage” under the terms of any Swap entered into with respect to Permitted Liabilities;

(vi) (vii) (viii)	liabilities under the Holdings Notes;
Obligations for equity investment in real estate related joint ventures; and
Unsecured subordinated notes evidencing indebtedness permitted by Section 6.05 hereof.

In addition to the above Permitted Indebtedness, during the Term of the Facility, Holdings or Borrower shall be allowed to incur one-time indebtedness not to exceed $100,000,000, which may be secured by liens or guaranties, related to the financing of an individual condominium project (“the Condo Project”), provided that such Condo Project meets the following criteria:

(A) net presales related to the Condo Project must be equal to or greater than 100% of the aggregate loan amount for the Condo Project (“Presale Requirement”). In order to qualify under the Presale Requirement, all unit sales contracts must be fully executed and must meet the following requirements: (a) must be arms-length contracts executed by third parties unrelated to the Borrower, Guarantor, developer, its management or ownership, except that up to 5 non-arms length contracts shall be permitted to qualify; (b) purchaser deposits must total at least 20% of the unit’s gross sales price, of which at least 10% shall be paid at contract signing and at least an additional 10% due upon commencement of construction; (c) multiple-unit buyers shall be limited to 10% of all Condo Project units and no multiple-unit buyer may purchase more than two (2) units if such second unit is to count towards the Presale Requirement. In the event Borrower exceeds the 10% multiple-unit buyer’s limitation, only one unit per multiple-unit buyer (beyond the 10% limit) shall count towards the Presale Requirement;

(B) the location of the Condo Project must be within the State of Florida;

(C) the loan amount of the Condo Project shall be limited to the lesser of 80% of the Condo Project costs or 70% of the Condo Project appraised value;

(D) all required government approvals have been obtained and issued and the borrowing entity has entered into a construction contract with an acceptable bonded contractor; and

(E) other criteria to be determined and agreed upon by the Requisite Lenders and Holdings and Borrower prior to closing of the financing for such Condo Project.

Permitted Liens. Permitted Liens means any of the following:

(i) liens granted to secure debt not to exceed $40,000,000, inclusive of direct, contingent and guaranteed liabilities associated with either (A) high/mid rise condominium developments (“high rise” defined as condominiums twelve stories or taller, “mid rise” defined as condominiums more than two stories and less than twelve stories); provided that such high/mid rise condominium developments meet the criteria as outlined in items (i)-(vi) for an individual condominium project as set forth in the definition of Permitted Indebtedness, above or (B) other “for sale” residential projects;

(ii) liens granted to secure liabilities customarily associated with seller financing for the acquisition of residential land, lots or for-sale residential housing developments not financed by the Facility;

(iii) liens granted to secure debt incurred for acquisition, development, improvement and construction of developments, other than for-sale single family or condominium residential developments not to exceed $10,000,000;

(iii) Iiens granted by Holdings to secure one-time indebtedness not to exceed $100,000,000 related to the financing of an individual condominium project (“the Condo Project”), provided that such Condo Project meets all of the the criteria set forth in subsections (A) – (E) of the definition of Permitted Indebtedness above; and

(iv) liens incurred in the ordinary course of business which do not and could not have a material adverse effect on the Borrower or Guarantor or the development and marketing of any Project and which do not exceed One Hundred Thousand Dollars ($100,000) in a single instance or One Million Dollars ($1.000,000) in aggregate.

Person. Person means any natural person, entity, corporation, limited liability partnership or company, unincorporated organization, trust, joint-stock company, joint venture, association, company, partnership, or government, or any agency or political subdivision of any government.

Plan. Plan means an employee pension benefit plan within the meaning of Section 3(2) of ERISA, other than a Multiemployer Plan, maintained or contributed to by Borrower, Guarantor or any ERISA Affiliate, or otherwise pursuant to which Borrower would be reasonably expected to have liability.

Project. Project means the real property and improvements located thereon which constitute an Agent-approved (except if Requisite Lenders’ consent is necessary pursuant to Section 3.04(g) hereof) land development project eligible to be funded under the Facility and which shall collectively constitute the “Borrowing Base.”

Relevant Accounting Period. Relevant Accounting Period has the meaning given to such term in Section 5.02(d) hereof.

Requisite Lenders. Requisite Lenders means Lenders holding a minimum of 66-2/3% of the total Commitments; or, if the Commitments have been terminated, Requisite Lenders means Lenders holding a minimum of 66-2/3% of the total outstanding amount of the Facility (including outstanding Letters of Credit and treating such Lender’s participation obligations in respect of Letters of Credit as being “held” by such Lender for purposes of this definition).

Revolving Advance. Revolving Advance means an Advance of Facility proceeds to or for the benefit of the Borrower pursuant to and in accordance with Section 2.01(a) hereof.

Sold Units. Sold Units means units which are subject to a valid, bona-fide agreement of sale that: (a) is with an unrelated third-party purchaser, for fair market value; (b) provides for a cash deposit of at least 5% of the purchase price for units with a selling price in excess of $150,000 and at least $1,000 for units with a selling price equal to or less than $150,000, which is held either: (i) by an independent third party (e.g., a real estate broker); or (ii) in an escrow account of Borrower or its Affiliates for cash deposits over which Borrower has control; or (iii) is used in construction; (c) is not subject to, or conditioned upon, the sale or lease by the purchaser of any existing real property owned by the purchaser; and (d) contains no contingency other than for a mortgage commitment which is not contingent upon the sale or lease of any other real estate (although if the financing commitment does include such sale or lease contingency, such contingency must be specifically excluded in the agreement of sale).

Solvent. Solvent means, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, Contingent Liabilities, of such Person, (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of Contingent Liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Speculative Units. Speculative Units means any residential unit that is not a Sold Unit or a Model Unit.

Submission Package. Submission Package means any information reasonably required by Agent in order to add a new Project into the Borrowing Base. This would include, but not be limited to: (a) purchase contract; and (b) platting status.

Swing Line Advance. Swing Line Advance means an Advance of Facility proceeds to or for the benefit of the Borrower pursuant to and in accordance with Section 2.03 hereunder.

Swing Line Lender. Swing Line Lender means Wachovia Bank, National Association.

Tangible Net Worth. Tangible Net Worth will be defined in accordance with Accounting Terms.

Term. Term shall mean the period during which the Facility is scheduled to be outstanding hereunder, commencing as of Closing and ending on the Commitment Termination Date.

Total Liabilities. Total Liabilities will include: (a) all liabilities as shown on the Guarantor’s balance sheet on a consolidated basis in accordance with Accounting Terms (including subordinated notes) excluding trade payables in the normal course of business, bonus accruals and other accruals outstanding less than sixty (60) days, and shareholder notes payable; (b) all outstanding loan balances associated with recourse obligations of Guarantor not shown on Guarantor’s balance sheet including guarantees; (c) the principal amount of all surety bonds, letters of credit and/or tri-party agreements whether presented for payment or not but excluding performance related liabilities for which payment has not been demanded by the beneficiary and for which reimbursement by Guarantor has not been made; (d) net liabilities under interest rate swaps or cap agreements; and (e) excluding any liabilities of partnerships or joint ventures that are included solely due to FIN 46.

Unencumbered and Unrestricted Liquid Assets. Unencumbered and Unrestricted Liquid Assets means, for any given date: (a) unrestricted cash; plus (b) Borrowing Base Availability nearest to, but not later than, the test date; minus (c) trade payables.

Unentitled Land. Land that has not been platted or does not have preliminary site approval from the applicable governmental authority or is not subject to a development order from the applicable governmental authority, which shall be included in the Borrowing Base Availability subject to approval by Agent.

ARTICLE 2

DESCRIPTION OF FACILITY

2.01 Revolving Facility. The amount of the Facility shall not exceed (i) One Hundred Million Dollars ($100,000,000), or (ii) upon approval by Agent of a Facility Increase Request pursuant to the Accordion Option set forth in Section 2.02(i) below, a maximum of One Hundred and Seventy-Five Million Dollars ($175,000,000) (such amount, from time to time as the case may be, the “Commitment Amount”). The outstanding balance of the Facility may increase and decrease from time to time, and Revolving Advances made hereunder may be repaid and reborrowed, provided that the total amount of Advances outstanding at any one time under the Facility shall not exceed the Commitment Amount.

(a) Obligation to Make Revolving Advances. At Closing and subject to the terms and conditions contained herein, each of the Lenders severally agrees to make available from time to time until the Commitment Termination Date its share of Revolving Advances requested by Borrower hereunder, in an aggregate amount not to exceed its Commitment Percentage of the Facility to Borrower. The Revolving Advances shall be made by the Lenders pro rata in accordance with each Lender’s Commitment Percentage; provided, however, that the amount of any Revolving Advance to be made at any time shall be governed by the Borrowing Base Availability as determined by Agent at such time and no Advances shall be made during any time which the Borrowing Base is not in compliance with Article 3 hereunder. Borrower’s obligation to repay the Facility is evidenced by the Notes. Provided all of the conditions for Advances are met, Lenders shall make Advances in the manner provided by Article 10 hereof to Borrower or disburse to third parties as Borrower may direct, commencing as of the date hereof until the Maturity Date.

(b) Purpose. The Borrower shall use the proceeds of the Facility to finance general corporate operations of the Borrower, including, but not limited to, (i) land acquisitions by Borrower within the State of Florida for Projects satisfying the requirements contained herein, (ii) the development by Borrower of such land into “for sale” residential developed Lots and/or the construction of “for sale” residential units upon such developed Lots and (iii) equity investments made by Borrower in real estate related joint ventures.

(c) Interest Rate on Revolving Advances.

Revolving Advances outstanding under the Notes shall bear interest at the following rates, as selected by Borrower, subject to the conditions and limitations contained herein and in such Notes:

(i) LIBOR Market Index Rate Option (“Base Rate Loan”). The Notes shall bear interest on the entire disbursed and unpaid principal balance from time to time outstanding at a rate equal to the LIBOR Market Index Rate plus the LIBOR Margin (as determined in accordance with the grid below) (such rate being the “Index Rate”) as the LIBOR Market Index Rate may change from day to day as hereinafter set forth. Interest shall be computed on the outstanding principal balance for the actual number of days which have elapsed from the date of each advance, calculated on the basis of a three hundred sixty (360) day year.

OR

(ii) LIBOR Rate Option (“LIBOR Rate Loan”). The Notes shall bear interest on the entire disbursed and unpaid principal balance from time to time outstanding at a rate equal to the LIBOR Rate plus the LIBOR Margin (as determined in accordance with the grid below) (such rate, whether based on a one (1), two (2) or three (3) month maturity, being the “Eurodollar Rate”) as determined by Agent prior to the commencement of each LIBOR Period. No more than four (4) different Eurodollar Rates may be outstanding at any time. Interest shall be computed on the outstanding principal balance for the actual number of days which have elapsed from the date of each Advance, calculated on the basis of a three hundred sixty (360) day year. The Eurodollar Rate shall remain in effect, subject to the provisions hereof, from and including the first day of the LIBOR Period to and excluding the last day of the LIBOR Period for which it is determined.

(iii) For purposes of this Section 2.01(c), the outstanding principal balance under the

Notes as of any day shall be the outstanding principal balance as of the beginning of the day, plus any Advances made pursuant hereto charged to the account on that day (exclusive of interest) and less any payments of principal received before 2:00 p.m. on that day. Each Advance shall therefore bear interest commencing on the Borrowing Date and continuing until but not including the date it is paid, if timely paid as provided herein.

(d) LIBOR Margin. The LIBOR Margin shall be adjusted (up or down) prospectively on a quarterly basis as determined by Holdings’ ratio of Total Liabilities to Tangible Net Worth (the “Leverage Ratio”) in accordance with the following grid:

Leverage Ratio	Applicable LIBOR Margin
< 1.00	1.75%

1.00 to 1.50	2.00%

>1.50	2.25%

(e) Notice of Rate Selection. Borrower shall select and thereafter may change its selection of, the applicable interest rate under the Notes, from the alternatives provided for in Section 2.01(c)(i) and Section 2.01(c)(ii) above, by giving Agent a Notice of Rate Selection. A “Notice of Rate Selection” shall be a written notice, given by telecopier (with authorized signature), or by telephone if immediately confirmed by such a written notice, from an authorized representative of Borrower which is received by Agent not later than 10:00 o’clock A.M. Eastern Time: (a) for a LIBOR Rate Loan, or upon conversion of a Base Rate Loan into a LIBOR Rate Loan, at least three (3) Business Days prior to the first day of the LIBOR Period to which the Eurodollar Rate selection is to apply, (b) for a Base Rate Loan, on any Business Day such Index Rate selection is to apply. As to each selected interest rate option, the Notice of Rate Selection shall set forth the aggregate principal amount(s) to which such interest rate option(s) shall apply, and, with respect to LIBOR Rate Loans, the maturity period(s) applicable. Such Notice of Rate Selection, once made, shall be irrevocable for the applicable Interest Period or LIBOR Period, as the case may be. No Interest Period may be selected which would end beyond the Maturity Date.

(f) If No Notice. If Borrower fails to select an interest rate option in accordance with the foregoing prior to a new Advance, any new Advance made shall be deemed to be a Base Rate Loan. If Borrower fails to select an interest rate option in accordance with the foregoing at least three (3) London Business Days prior to the last day of the applicable LIBOR Period of an outstanding LIBOR Rate Loan, then on the last day of the applicable LIBOR Period all outstanding principal amounts shall convert to a Base Rate Loan.

(g) Limits on Options. Each LIBOR Rate Loan shall be in a minimum amount of $5,000,000 (and in multiples of $1,000,000). No more than four (4) different Eurodollar Rates may be outstanding under the Notes at any given time, and all further Advances shall be deemed made as a Base Rate Loan.

(h) Limits on Revolving Advances. Borrower shall be limited to no more than two (2) Revolving Advances per calendar month, whether as LIBOR Rate Loans or Base Rate Loans. For the avoidance of doubt, Swing Line Advances shall not be counted against this monthly limit.

(i) Termination; Extension of Facility. On the Maturity Date, the entire outstanding principal balances of the Notes plus all accrued unpaid interest and all other fees and amounts for which Borrower is obligated to pay under this Agreement and the other Loan Documents shall be due and payable by Borrower to Agent for the pro rata benefit of the Lenders in accordance with their Commitment Percentages. However, provided that no Event of Default has occurred and is continuing, Borrower may request each Lender through Agent in writing to extend the Maturity Date by twelve (12) months (such request, an “Extension Request”). An Extension Request may be made annually, to be received by Agent no earlier than one hundred twenty (120) days and no later than sixty (60) days before each anniversary of the Facility’s original Closing. Agent’s acceptance of each Extension Request is subject to (i) approval of the Requisite Lenders (Lenders shall be required to respond to an Extension Request within sixty (60) days of receipt of the Extension Request) and (ii) payment by Borrower of an extension fee as determined by Agent to each Lender approving the Extension Request at the time the extension of the Maturity Date goes into effect. Any extension shall only be effective with respect to the Lenders approving the Extension Request, and any declining Lender may be replaced or may terminate its Commitment on the date such Commitment originally expires. In the event that a declining Lender is not replaced, then on the date such declining Lender’s Commitment originally expires, the Commitment Percentage of each of the Lenders approving the Extension Request shall be increased on a pro rata basis by the amount required to (i) repay such declining Lender’s pro rata portion of any Advance funded by the declining Lender but not repaid by Borrower and (ii) cover such declining Lender’s Commitment Percentage on a going-forward basis. For the avoidance of doubt, in no event shall the Maturity Date exceed four (4) years at any time during the Term of the Facility.

2.02 Additional Provisions Related to Interest Rate Selection.

(a) Increased Costs. If, due to any one or both of: (i) the introduction of any applicable law or regulation or any change in the interpretation or application by any authority charged with the interpretation or application of any law or regulation; or (ii) the compliance with any guideline or request from any governmental central agent or other governmental authority (whether or not having the force of law), there shall be an increase in the cost to Agent and Lenders of agreeing to make or making, funding or maintaining LIBOR Rate Loans or issuing or participating in Letters of Credit, including without limitation, changes which affect or would affect the amount of capital or reserves required or expected to be maintained by Agent and Lenders, or any corporation controlling Agent or such Lender, with respect to all or any portion of this Facility, on account thereof, then Borrower from time to time shall, upon written demand by Agent or such Lender, pay Agent or such Lender additional amounts sufficient to indemnify Agent or such Lender against the increased cost. A certificate as to the amount of the increased cost and the reason therefor submitted to Borrower by Agent or such Lender, in the absence of manifest error, shall be conclusive and binding for all purposes.

(b) Payments Net of Taxes. All payments and prepayments of principal and interest under the Notes shall be made net of any taxes and costs resulting from having principal outstanding at or computed with reference to a Eurodollar Rate. Without limiting the generality of the preceding obligation, illustrations of such taxes and costs are taxes, or the withholding of amounts for taxes, of any nature whatsoever including income, excise, interest equalization taxes (other than United States or state income taxes) as well as all levies, imposts, duties or fees whether now in existence or as the result of a change in or promulgation of any treaty, statute, regulation, or interpretation thereof or any directive, guideline or otherwise by a central bank or fiscal authority (whether or not having the force of law) or a change in the basis of, or the time of payment of, such taxes or other amounts resulting therefrom.

(c) Make Whole Provision. Borrower shall pay to Agent or any Lender, immediately upon request, such amounts as shall, in the conclusive judgment of Agent or such Lender (in the absence of manifest error), compensate Agent or such Lender for the loss, cost or expense which it may reasonably incur as a result of: (i) any payment or prepayment, under any circumstances whatsoever, whether voluntary or involuntary, of all or any portion of a LIBOR Rate Loan or a Base Rate Loan on a date other than the last day of the applicable LIBOR Period of a LIBOR Rate Loan or Interest Period of a Base Rate Loan, as the case may be; (ii) the conversion, for any reason whatsoever, whether voluntary or involuntary, of any LIBOR Rate Loan to a Base Rate Loan on a date other than the last day of the applicable LIBOR Period; or (iii) the failure of Borrower to borrow in accordance with any request submitted by it for a LIBOR Rate Loan or Base Rate Loan. Such amounts payable shall be equal to any administrative costs actually incurred plus any amounts required to compensate for any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by Agent or such Lender to fund or maintain a LIBOR Rate Loan or a Base Rate Loan.

(d)	Repayment of Principal and Interest.

(i) Commencing on the tenth (10th) day of October, 2005, and continuing on the tenth (10th) day of each month thereafter until the Maturity Date (each, a “Payment Date”), interest only on the outstanding principal Advances bearing interest at the Index Rate under the Notes shall be due and payable in arrears by Borrower to Agent on behalf of the Lenders. Interest only on the outstanding principal Advances bearing interest at the Eurodollar Rate under the Notes shall be due and payable in arrears by Borrower to Agent on behalf of Lenders on the last day of each LIBOR Period.

(ii) Subject to the other provisions of this Agreement, repayments of principal shall be permitted twice per month in a minimum amount of Two Hundred and Fifty Thousand Dollars ($250,000) and all repayments shall first be applied toward outstanding Advances bearing interest at the Index Rate. If Borrower makes a principal payment that exceeds the outstanding amount of the Base Rate Loan(s) at the time of such payment, then Agent shall post such remaining amount as cash collateral toward the LIBOR Rate Loan and thereby avoid triggering a make whole payment as set forth in Section 2.02(c).

(e) Prepayment; Mandatory Prepayment. Borrower may prepay the Notes at any time, subject to Section 2.02(c) above, except that Borrower shall be required to prepay the Notes as follows:

(i) At any time the outstanding principal balance under the Facility (excluding Performance Letters of Credit) exceeds the Borrowing Base Availability on the most recently submitted Borrowing Base Certificate, the Borrower shall have fifteen (15) days, without notice from Agent, from the date that such Borrowing Base Certificate was delivered to either (A) make a principal payment in such amount that restores compliance or (B) deliver a new Borrowing Base Certificate that demonstrates compliance with the then outstanding principal balance (for the avoidance of doubt, no new Advances shall be made during the time period the Borrowing Base is out of compliance); and

(ii) each entire LIBOR contract selected by Borrower must be paid in full and Borrower must pay all costs, fees and expenses incurred in connection with the prepayment of such LIBOR contract selected by Borrower.

Any prepayment shall include accrued and unpaid interest to the date of prepayment on the principal amount prepaid and all other sums due and payable under the Notes. All swap agreements (as defined in 11 U.S.C. §101, as in effect from time to time) if any, between Borrower and Bank or its affiliates are independent agreements governed by the written provisions of said swap agreements, which will remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of the Note(s), except as otherwise expressly provided in said written swap agreements, and any payoff statement from Bank relating to the Note(s) shall not apply to said swap agreements except as otherwise expressly provided in such payoff statement.

(f) Application of Payments. Except as otherwise specified herein, each payment or prepayment, if any, made under the Notes shall be applied to pay late charges, accrued and unpaid interest, principal, escrows (if any), and any other fees, costs and expenses which Borrower is obligated to pay under the Notes, in such order as Agent may elect from time to time in its sole discretion.

(g) Late Charge. In the event that any installment of principal or interest required to be made by Borrower under the Notes shall not be received by Agent within five (5) Business Days after its due date, Borrower shall pay to Agent for the pro rata account of Lenders, on demand, a late charge of five percent (5%) of such delinquent payment. The foregoing right is in addition to, and not in limitation of, any other rights which Agent may have upon Borrower’s failure to make timely payment of any amount due hereunder.

(h) Default Rate. Any payment of principal or interest or both not made when due shall itself bear interest on the principal and interest amount of the payment at the Default Rate, commencing on the due date until payment, maturity or the occurrence of an Event of Default. After the maturity of the Notes or the occurrence of an Event of Default hereunder or under the Notes, interest shall accrue on the entire outstanding balance of principal at the Default Rate.

(i) Accordion Option. (A) Subject to the terms and conditions hereof, Borrower may request at any time and from time to time during the Term up to a maximum of twice per fiscal year, by written notice to Agent, an increase in the Commitment Amount (“Facility Increase”) subject to the terms and conditions hereinafter set forth (such request, a “Facility Increase Request”). Such Facility Increase Request shall set forth the amount of the requested Facility Increase, which amount shall not be less than Twenty Five Million Dollars ($25,000,000), and any amounts exceeding Twenty Five Million Dollars ($25,000,000) shall be in increments of Five Million Dollars ($5,000,000). Provided that (i) the sum of the current Commitment Amount plus the Facility Increase does not exceed the Borrowing Base Availability and (ii) no Default or Event of Default has occurred and is continuing as of the date of the Facility Increase Request and as of the time of the making of the Facility Increase and after giving effect thereto, Lead Arranger shall use reasonable commercial efforts to arrange adequate additional commitments from Lenders or from New Lenders (as such term is defined below) to increase the Commitment Amount by the amount of the Facility Increase Request. Within twenty (20) days of receipt of such Facility Increase Request, Agent shall advise Borrower in writing of its acceptance or rejection of the Facility Increase Request; failure to so advise Borrower shall constitute rejection thereof.

(B) Upon acceptance by Agent, the Facility Increase may be extended to Borrower either by having one or more Eligible Assignees (other than Lenders then holding a Commitment hereunder) approved by Borrower and Agent (each a “New Lender”) become Lenders hereunder and/or by having any one or more Lenders then holding a Commitment hereunder (at their respective election in their sole discretion) increase the amount of their Commitments (any such Lender that elects to increase its Commitment and any New Lender being hereinafter referred to as an “Additional Lender” and each Additional Lender shall be subject to the approval of Borrower and Agent), provided that on or before the Increase Date (as defined below): (I) unless otherwise agreed by Borrower and Agent, the Commitment of any New Lender shall not be less than Ten Million Dollars ($10,000,000); (II) unless otherwise agreed by Borrower and Agent, the increase in the Commitment of any Lender shall not be by less than $5,000,000; (III) the Commitment Amount, as increased by the amount of the Facility Increase, shall not exceed $175,000,000; (IV) Borrower and each Additional Lender shall have executed and delivered a commitment and acceptance (the “Commitment and Acceptance”) substantially in the form of Schedule F to the Agreement and Agent shall have accepted and executed the same; (V) unless otherwise agreed by Borrower and Agent and each Additional Lender, Borrower shall have executed and delivered to Agent a Note or Notes payable to the order of each Additional Lender, each such Note to be in the amount of such Additional Lender’s Commitment or increased Commitment (as applicable); (VI) Borrower shall have delivered to Agent an opinion of counsel modified to apply to the increase in the Commitment Amount and each Note and Commitment and Acceptance executed and delivered in connection therewith; (VII) Borrower shall pay all required documentary stamp and intangible taxes on the amount of the Facility Increase; (VIII) the Guarantor shall have delivered to Agent a written instrument confirming its consent to the new Commitments or increases in Commitments (as applicable) and that its Guaranty Agreement continues in full force and effect, enlarged to guaranty the Commitment Amount, as increased by the amount of the Facility Increase; (IX) Borrower and each Additional Lender shall otherwise have executed and delivered such other instruments and documents as Agent shall have reasonably requested in connection with such new Commitment or increase in a Commitment (as applicable); (X) Borrower shall pay: (i) to the Agent for the account of the Additional Lenders an upfront fee related to the increased Commitments; and (ii) to the Agent or its affiliate an arrangement fee related to the Facility Increase, and such fees shall be in an amount to be determined by Borrower and Agent, and payable on the “Increase Date” (as hereinafter defined); and (Xl) no Default or Event of Default shall exist on the Increase Date (as hereinafter defined) after giving effect to the increase in the Commitment Amount. The form and substance of the documents required under clauses (IV) through (IX) above shall be acceptable to Agent in its sole discretion. Agent shall provide written notice to Lenders following any Facility Increase and shall furnish to Lenders, upon request, copies of the Commitment and Acceptance. The effective date of any Facility Increase (“Increase Date”) shall be mutually agreed upon by Borrower, each Additional Lender and Agent.

(C) Nothing contained herein shall constitute or otherwise be deemed to be a commitment or agreement on the part of any Lender to increase its Commitment hereunder at any time or a commitment or agreement on the part of Borrower or Agent to give or grant any Lender the right to increase its Commitment hereunder. Notwithstanding anything contained to the contrary herein, no Facility Increase Request shall be accepted by Agent if such acceptance shall cause the outstanding principal balance of the Facility (including outstanding Financial and Maintenance Letters of Credit but excluding Performance Letters of Credit) to exceed the Borrowing Base Availability on the most recently submitted Borrowing Base Certificate.

(j) Swap. Borrower will be offered an opportunity to hedge the floating interest expense under the Notes by entering into an interest rate swap (the “Swap") with Agent (or its affiliates) or any Lender (or its Affiliates) (or other counterparty reasonably acceptable to Agent) on or after the Closing. In the event Borrower chooses to obtain the Swap from Agent or any Lender (or any affiliate of any thereof), then Borrower shall be required to execute documentation as deemed necessary by the party issuing the Swap to document the Swap, including the ISDA Master Agreement. Borrower’s attorney shall furnish an opinion of counsel relating to such documents in substantially the same form provided by Agent or Lender or alternatively shall provide appropriate corporate resolutions. On the Commitment Termination Date, the Swap will be terminated and applicable breakage fees shall be paid by Borrower

2.03 Sub-Facilities.

(a) Swing Line Sub-Facility. Provided no Default or Event of Default has occurred and is continuing and subject to the terms and conditions of the Agreement, the Swing Line Lender shall make available from time to time during the Term but in no event later than five (5) Business Days prior to the Maturity Date, swing line loans to Borrower (“Swing Line Advances”), which Swing Line Advances shall be repaid and reborrowed in accordance with the provisions hereof. Swing Line Advances shall not exceed, in aggregate principal amount at any one time outstanding, the sum of $7,500,000; provided, however, that after giving effect to any Swing Line Advance, the Swing Line Lender shall not exceed such Swing Line Lender’s Commitment Percentage. No Swing Line Advance shall be made if (i) giving effect thereto would cause the aggregate principal amount of Advances outstanding under the Facility to exceed the Commitment Amount then in effect or (ii) the Borrowing Base is not in compliance with Article 3 hereof.

(i) Notice. Borrower shall give Swing Line Lender irrevocable telephonic or written notice prior to 11:00 a.m. Eastern Standard Time on the requested Borrowing Date specifying the amount of the requested Swing Line Advance which shall be in a minimum amount of $500,000 or whole multiples of $100,000 in excess thereof. The Swing Line Advances will then be made available to Borrower by Swing Line Lender by crediting the account of Borrower on the books of Swing Line Lender (“Swing Line Advance Closing Date”).

(ii) Swing Line Note. The Swing Line Advances shall be evidenced by the Note held by Swing Line Lender. Swing Line Lender is hereby authorized to record electronically or otherwise the date and amount of each Swing Line Advance, and the date and amount of each payment or prepayment of principal thereof, and any such recordation shall constitute conclusive evidence of the accuracy of the information so recorded absent manifest error, provided, however, the failure of Swing Line Lender to make, or any error in making, any such recordation(s) shall not affect the obligation of Borrower to repay outstanding principal, interest, or any other amount due hereunder in accordance with the terms hereof and thereof.

(iii) Interest Rate on Swing Line Advances. The Swing Line Advance shall bear interest on the principal amount outstanding under the Swing Line Facility at the Index Rate as determined in Section 2.01(c) of the Agreement plus twenty-five (25) basis points per annum.

(iv) Repayment of Swing Line Advances. Each Swing Line Advance shall mature on the fifth (5th) Business Day following the applicable Swing Line Advance Closing Date (at which time the entire principal balance and all accrued interest shall be due and payable); and (ii) If a Swing Line Advance is not paid in full when due and payable, Agent shall make a Revolving Advance in the amount necessary to repay outstanding principal and accrued interest. Agent shall give written notice to each Lender of an Advance Request (equal to the Revolving Advance made by Agent to repay the defaulted Swing Line Advance) and each Lender shall make available to Agent the pro rata amount of such Lender’s Commitment Percentage corresponding to such Advance Request in the manner provided in Section 10.06(a) of this Agreement.

(b) Letters of Credit Sub-Facility. The Commitment Amount may, in addition to Revolving Advances, be utilized, upon the request of the Borrower, for the issuance of Letters of Credit, if required by a governmental authority or utility to secure Borrower’s obligations under a Development Agreement. Agent (on behalf of Lenders) may issue such Letters of Credit (subject to compliance with Agent’s standard procedures for issuance of letters of credit and in form and substance satisfactory to Agent), provided that the aggregate amount of all such Letters of Credit does not exceed $10,000,000 at any one time (“Letters of Credit Sub-Limit”), and the aggregate amount of all such Letters of Credit, together with outstanding Advances, shall not exceed the Commitment Amount. Any amounts paid by Agent (on behalf of Lenders) under Letters of Credit shall be treated for all purposes as an Advance hereunder.

(i) Financial and Maintenance Letters of Credit. Agent (on behalf of Lenders) shall issue Letters of Credit (subject to compliance with Agent’s standard procedures for issuance of letters of credit and in form and substance satisfactory to Agent), to secure financial or maintenance obligations with regard to a Project (“Financial and Maintenance Letters of Credit”). Up to $3,000,000 of the Letters of Credit Sub-
limit shall be available for Financial and Maintenance Letters of Credit, subject to Borrowing Base Availability, and provided that no Financial and Maintenance Letter of Credit shall be issued during any time which the Borrowing Base is not in compliance with Section Article 3 or any other condition set forth in Section 2.05 hereof is not met or otherwise satisfied. The Commitment Amount shall be reduced by the amount of any Financial and Maintenance Letters of Credit issued and outstanding.

(ii) Performance Letters of Credit. Agent (on behalf of Lenders) shall issue Letters of

Credit (subject to compliance with Agent’s standard procedures for issuance of letters of credit and in form and substance satisfactory to Agent), to secure the performance of improvements benefiting a Project (“Work”) (“Performance Letters of Credit”). The balance of the Letters of Credit Sub-Limit after the issuance of the Financial and Maintenance Letters of Credit, if any, shall be available for Performance Letters of Credit, which shall not be subject to Borrowing Base Availability. All cost estimates for the Work are subject to an acceptable review by a third-party engineer or Agent’s in-house engineer prior to the issuance of any Performance Letters of Credit. Each Performance Letter of Credit shall be reduced from time to time as the Work is completed with the consent of the beneficiary thereof.

(iii) Procedure and Terms. At such time as a Letter of Credit is requested, Borrower shall execute the Agent’s form of Application and Agreement for Irrevocable Standby Letters of Credit issued to the beneficiary. The Letter of Credit shall contain a thirty (30) day cancellation by Agent provision and shall have an expiration date no later than the earlier of: (i) the Maturity Date; (ii) twelve (12) months (with annual renewal options upon payment of a renewal fee); or (iii) if requested by Borrower in writing due to applicable governmental authority requirements, fifteen (15) months (with renewal options upon payment of a renewal fee).

(iv) Interest Rate; Repayment. Any sums paid by Agent (on behalf of Lenders) under the Letter(s) of Credit shall initially accrue interest at the Index Rate and such sum, together with accrued interest thereon, shall be repaid by Borrower within two (2) days from receipt of notice from Agent that the Letter(s) of Credit (or portions thereof) have been paid. In the event the Letter(s) of Credit is paid by Agent but not repaid by Borrower as provided immediately above, such payment may be deemed by Agent as a default by Borrower under the Facility and interest shall commence to accrue on the amount of such payment at the Default Rate.

(v) Letter of Credit Fee. Borrower shall pay to Agent on behalf of Lenders (distributed pro rata in accordance with their proportionate share based upon their respective Commitment Percentages) a fee of one percent (1%) per annum of the face amount of each Letter of Credit payable upon issuance and again upon each renewal thereof.

2.04 Non-Usage Fee.Commencing on the Closing date and on a quarterly basis thereafter during the Term of the Facility, Borrower shall be required to pay to Agent for the ratable benefit of the Lenders in accordance with their Commitment Percentages, in arrears, a fee for Borrower’s non-use of available funds in an amount equal to the product of .25% per annum multiplied by the average daily unused portion of the Commitment Amount calculated on the basis of a 360-day year for the actual number of days elapsed.

2.05 Conditions Precedent.The obligation of Agent to make the Advances and issue Letters of Credit under the Facility is subject to the following additional conditions precedent:

(a) Up-Front Fee. Upon Closing, Borrower shall pay to Lead Arranger for the benefit of Lenders a non-refundable up-front fee as set forth in the fee mandate letter executed between Borrower and Lead Arranger.

(b) No Default. As of the date hereof, and at the date of each Advance and/or issuance of Letter of Credit after giving effect to such Advance and/or issuance Letter of Credit, Borrower and Guarantor shall have observed and performed all the terms, conditions, agreements and provisions set forth herein, on its part to be observed or performed, the warranties of Borrower and Guarantor contained herein or in any instrument or certificate executed by Borrower or Guarantor and delivered in connection herewith shall be true and correct in all material respects, and no Default or Event of Default shall have occurred and be continuing.

(c) Opinions of Counsel. Agent shall have received from counsel for Borrower and Guarantor a favorable opinion addressed to Agent and the Lenders (in form and substance satisfactory to Agent).

(d) Loan Documents. All of the necessary Loan Documents shall be in form and substance satisfactory to Agent and Lenders and shall have been executed by Borrower and Guarantor and delivered to Agent.

(e) Financial Statements. Prior to the Closing, Agent shall have received audited consolidated financial statements of the Guarantor, prepared in accordance with GAAP consistently applied that will present fairly the financial condition of the entities covered thereby as at December 31, 2004 and the results of their operations for the period then ended.

(f) Insurance. Original or duplicate policies of insurance, or evidence of insurance on an ACORD 27 (in the case of property insurance) or ACORD 25 (in the case of liability insurance) form of certificate, each with a term of not less than one year and in effect as of the date hereof as follows: (i) comprehensive general public liability insurance of at least $5,000,000 covering injury and damage to persons and property with limits acceptable to Agent; (ii) if the applicable real property is located within a “special flood hazard area” as identified by the Secretary of Housing and Urban Development under the National Flood Insurance Reform Act of 1994, flood insurance in the amount equal to the lesser of (A) the agreed upon full insurable replacement value of each residential unit (less any value attributable to the applicable real property), or (B) the maximum available amount through the Federal Flood Insurance Program and (iii) such other insurance as Agent may reasonably require from time to time in amounts and with carriers reasonably satisfactory to Agent. Each insurance policy shall include a provision that such policy will not be cancelled, altered or in any way limited in coverage or reduced in amount unless Agent is notified of same in writing at least thirty (30) days prior to such cancellation or change. Each insurance policy will be written on such forms as are reasonably acceptable to Agent by insurance companies authorized or licensed to do business in Florida having an Alfred M. Best Company, Inc. rating of “A-” or higher and a financial size category of not less than IX, and which companies are otherwise reasonably acceptable to Agent.

(g) Notice of Participating Communities. If the applicable Project to be included in the Borrowing Base is located in a community that is participating in the National Flood Insurance Program and if damaged by flooding in a federally declared disaster, federal relief assistance may be available.

(h) Organizational Documents. Copies of the organizational documents of Borrower and Guarantor.

(i) Governmental Permits. Prior to adding any Project to the Borrowing Base, (except for Unentitled Land) Borrower must submit evidence satisfactory to Agent that such Project has received zoning approvals and conceptual master site plan approval consistent with the intended residential development, including full compliance with the applicable comprehensive land use plan. All governmental approvals must be legally valid and remain in full force and effect throughout the term of the Facility. In the event that any of such approvals or permits is invalidated, rescinded or suspended, Agent may exclude such Project from the Borrowing Base during the period that any invalidation, rescission or suspension continues.

(j) Other Documents. Such other documents, instruments and certificates including, without limitation, proofs, opinions and other assurances, as Agent or Agent’s Counsel may reasonably require.

(k) Supporting Documents and Other Conditions. Agent shall have received a certificate from Borrower and Guarantor in the form attached hereto as Schedule B (“Certificate of Compliance”) as of the date of each Advance or Letter of Credit.

(l) Litigation. There shall be no order, injunction, decree, judgment or verdict prohibiting or restraining Agent from making Advances or issuing Letters of Credit, or Borrower or Guarantor from performing its Obligations hereunder as of the date of each Advance or Letter of Credit.

(m) Documents. This Agreement, all exhibits hereto, and the other necessary Loan Documents must be simultaneously executed and delivered to Agent as of the date hereof. At each Land Closing, the Borrower and Guarantor shall execute such other documents as reasonably required by Agent.

(n) Insurance. Borrower shall have delivered to Agent evidence of the insurance required pursuant to this Agreement.

(o)	Subordination to Loan. Except as may otherwise be specifically provided in the Loan

Documents (including, without limitation, Section 10.06(g) hereof), (i) all payments under loans made to Borrower or Guarantor by trustees, beneficiaries, shareholders, partners or other related parties and (ii) all payments due under any swap agreement, including any Swap entered into pursuant to Section 2.02(j) hereof, shall be subordinated to all amounts payable by the Borrower or Guarantor under the Facility.

ARTICLE 3

ADVANCE CONDITIONS

3.01 Procedures for Advances. Any request for an Advance must be received in writing by Agent prior to 11:00 a.m. Florida Time on a Business Day which is five (5) Business Days prior to the Borrowing Date and if each of the other conditions precedent to such Advance have been satisfied, the Advance will be available prior to 2:00 p.m. Florida Time, as the case may be, on such Borrowing Date. Unless Agent is notified otherwise by Borrower in a signed writing from an Authorized Signatory which is accepted and agreed to by Agent, Agent shall cause the amount of any Advance requested by Borrower to be paid to the credit of Borrower’s account with Agent. Advances shall be limited to no more than two (2) per month. Each Advance shall be in a minimum amount of Five Million Dollars ($5,000,000) and in multiples of One Million Dollars ($1,000,000).

(a) All requests for Advances shall be in the form attached hereto as Exhibit C (“Request for Advance” or “Advance Request”), and be signed by an Authorized Signatory. Any notice delivered or given by Borrower to Agent as provided shall be irrevocable and binding upon Borrower upon receipt by Agent.

(b) All Advances by Agent to or for the account of Borrower, whether or not in excess of the Commitment Amount, shall be considered part of the Indebtedness under the Notes and shall bear interest as provided herein. Borrower shall not request and Agent will not consider requests for Advances (i) after the Maturity Date; (ii) after an Event of Default has occurred and is continuing; or (iii) when the Borrowing Base is not in compliance.

(c) Borrowing Base Compliance. At any time that either (i) the Holdings Notes Coverage Ratio as defined in Section 5.02(e) falls below 2.00:1 or (ii) the sum of the outstanding principal balance of the Facility (including outstanding Financial and Maintenance Letters of Credit, but excluding Performance Letters of Credit) plus any principal of, premium, if any, interest or other amount payable in respect of indebtedness of Holdings for borrowed money (but excluding the Holdings Notes Debt) exceeds the Borrowing Base Availability on the most recently submitted Borrowing Base Certificate (which shall be substantially in form of Schedule D attached hereto), Borrower and Guarantor will have fifteen (15) days (without notice from Agent) from the date the Borrowing Base Certificate was delivered to either: (a) make a principal payment in an amount that restores compliance; or (b) deliver a new Borrowing Base Certificate that demonstrates compliance with the then current outstanding principal balance. No new Advances will be made nor will Financial and Maintenance Letters of Credit be issued during the time period the Borrowing Base is out of compliance. If Borrower and Guarantor are required to make a principal payment that exceeds the Base Rate Loan, Borrower and Guarantor may post cash collateral equal to the required payment against the LIBOR Rate Loan in lieu of repaying the LIBOR Rate Loan. The business records of Agent shall be conclusive as to the date and amount of any Advance hereunder and any payment or prepayment of interest or principal thereof, absent manifest error.

3.02 Repayment of Advances. All funds paid to Agent in respect of the Facility shall be paid to Agent in Dollars at its office set forth below or such other office in the United States as may be designated by notice given pursuant to the terms hereof, in actually and finally collected federal funds or equivalent and as such shall be deemed paid on or before 2:00 p.m. (local time) on the date when due. Payments shall not be deemed made or received until they are received by Agent as actually and finally collected federal funds or equivalent. Should any payment be received after 2:00 p.m. (local time) on any Business Day it shall, for the purposes of determining time of payment under this Agreement as between Borrower and Agent only, be treated as received on the next following Business Day; provided, however, that such treatment shall not postpone the time of receipt for any other purpose or computation, such as, but not limited to, preference periods applicable to bankruptcy laws, or dates relative to priority between creditors. Payments shall be directed to Agent at the following address:

Real Estate Agency Services

Wachovia Bank, National Association

201 South College Street

Charlotte, North Carolina 28244

The outstanding principal balances under the Notes as of any day shall be the outstanding principal balances as of the beginning of the day (exclusive of interest), plus any Advances made for such day, and less any payments of principal credited to the account on that day.

3.03	Advance Rates.
The Facility shall be subject to the advance rates shown on Schedule One hereof.

3.04	Availability.

Availability will be based upon a Borrowing Base Certificate, acceptable to Agent, prepared by and submitted by Borrower on a quarterly basis. If more than 15% of the assets included in the Borrowing Base are removed in aggregate during a given month, Borrower will be required to produce a new Borrowing Base Certificate prior to requesting any additional Advances or Financial and Maintenance Letters of Credit. The Borrowing Base Certificate will set forth a description of all Projects in the Borrowing Base and will provide specific component breakdowns on a per unit basis as applicable (Sold Units, Speculative Units, Model Units, Finished Lots, LUD, Entitled Residential Land, Entitled Commercial Land, Unentitled Land and Solivita Amenities) to determine aggregate Borrowing Base Availability based on the Advance Rate Schedule attached hereto as Schedule One and the above Borrowing Base categories described therein.

(a)	Borrowing Base Availability for:

(i) Entitled Land is based on the applicable Advance Rate percentage multiplied by actual costs incurred. Solivita and Bellalago, or any other real property asset owned more than two years, will be based on the estimated current value as set forth in Schedule H hereto. The value as set forth in Schedule H hereto will be used for land cost for real property assets owned more than two years as the asset moves into different categories within the Borrowing Base.

(ii) Land Under Development (LUD) is based on the applicable Advance Rate percentage multiplied by Budgeted Lot Cost. Solivita and Bellalago, or any other asset owned more than two years, will use the appraised value for land cost (i.e., same value as used in (a) (i) above).

(iii) Finished Lots, Model Units, Speculative Units, and Sold Units are based on the applicable Advance Rate percentage multiplied by the lesser of cost or contract sale price. Solivita and Bellalago, or any other asset owned more than two years will use the appraised value for land cost (i.e., same value as used in (a)(i) above).

(iv) The “Aging Elimination” (as defined in Schedule One) on Entitled Land and Approved Land begins on the date a Project is admitted to the Borrowing Base. The maximum time restriction determined by the Aging Eliminations on Speculative Units and Sold Units begins at the construction start date of each Unit.

(b) Borrowing Base Certificate cost data for Land Under Construction, Finished Lots, Model Units, Speculative Units, and Sold Units must be updated at least quarterly.

(c) Land that remains in a Borrowing Base category longer than the maximum time permitted will be excluded from Borrowing Base Availability.

(d) New Projects shall not be added to the Borrowing Base within twelve (12) months of the Maturity Date.

(e) Borrowing Base Limitations to Advance Rate Schedule attached hereto as Schedule One:

(i) Unsold (spec/model) residential units shall not be permitted to support Borrowing Base Availability in excess of 20% of the Borrowing Base Availability supported by all Residential Units.

(ii) No more than 15% of the Borrowing Base Availability may be supported by Entitled Land.

(iii) No more than 5% of the Borrowing Base Availability may be supported by Entitled Commercial Land;

(iv) No more than 5% of the Borrowing Base Availability may be supported by Unentitled Land;

(v) No more than 50% of Borrowing Base Availability may be supported by Entitled Land, Land Under Development, and Developed Lots.

(vi) No more than $10,000,000 of Borrowing Base Availability may be supported by Solivita Amenities unless (A) Agent, in its sole discretion, determined that a supportable income stream justifies a higher amount and (B) Borrower receives the approval by the Requisite Lenders; provided that in any event that such amount shall never exceed $15,000,000.

(vii) No more than 20% of the Borrowing Base Availability may be supported by Attached Units.

(f) A Project will be added to the Facility provided it meets Project covenants and is approved by Agent. Borrower will be required to deliver to Agent a Submission Package with all relevant information concerning the Project. Agent will notify Borrower in writing of its decision to approve/reject the Project within thirty (30) days of receiving a complete Submission Package. New Projects shall not be added to the Borrowing Base within twelve (12) months of the Maturity Date.

(g)	A Project will be admitted to the Borrowing Base without Requisite Lenders’ consent provided: (a) it is located within the State of Florida; (b) it consists of for-sale residential housing that is constructed on site and shall not include any mobile homes or “manufactured” housing; (c) the land purchase price is less than $30,000,000; and (c) the maximum base sales price before options for each Unit is less than $1,000,000, or, in the case of the Frenchman’s Yacht Club Project in Palm Beach County, less than $1,500,000 per Unit. Projects that do not conform to the conditions above will be admitted to the Borrowing Base with the approval of the Requisite Lenders, in their sole discretion.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

In order to induce Agent and Lenders to enter into this Agreement and to make the Facility available to Borrower, Borrower and Guarantor make the following representations and warranties, all of which shall survive the execution and delivery of the applicable Loan Documents regardless of when delivered. Unless otherwise specified, such representations and warranties shall be deemed made as of the date hereof and as of the date of any Advance by Agent to Borrower or the issuance of any Letters of Credit for the account of Borrower as to the following in respect of Borrower or the issuance of any Letters of Credit for the account of Borrower or Guarantor (as the case may be):

4.01 Good Standing. Each of Borrower and Guarantor is duly organized, validly existing and in good standing under the laws of its state of incorporation and/or formation and has the power and authority to own its property and to carry on its respective business in each jurisdiction in which it does business.

4.02 Authority and Compliance. Each of Borrower and Guarantor has full power and authority to execute and deliver the Loan Documents and to incur and perform the obligations provided for therein, all of which have been duly authorized by all proper and necessary action of the appropriate governing body of Borrower and Guarantor. No consent or approval of any public authority or other third party is required as a condition to the validity of any Loan Document, and Borrower and Guarantor are in compliance in all material respects with all laws and regulatory requirements to which each is subject.

4.03 Binding Agreement. This Agreement and the other Loan Documents executed by Borrower and Guarantor constitute the valid and legally binding Obligations of such Borrower and Guarantor, enforceable in accordance with their terms. The execution, delivery and performance by Borrower and Guarantor of the Loan Documents will not violate any indenture, agreement or other instrument to which Borrower or Guarantor is a party or by which it or any of its property is bound, or be in conflict with, result in a breach of or constitute (with due notice or the lapse of time, or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of its property or assets, except as contemplated by the provisions of the Loan Documents.

4.04 Litigation. There is no proceeding involving Borrower or Guarantor pending or, to the knowledge of Borrower or Guarantor, threatened before any court or governmental authority, agency or arbitration authority, except: (i) as disclosed to Lenders in writing and acknowledged by Lenders prior to the date of this Agreement; and (ii) such matters, which if determined adversely to Borrower or Guarantor, would not have a Material Adverse Effect on Borrower or Guarantor, as applicable.

4.05 No Conflicting Agreements. There is no charter, bylaw, stock provision, shareholder agreement, trust agreement or other document pertaining to the organization, power or authority of Borrower or Guarantor and no provision of any existing agreement, mortgage, indenture or contract binding on Borrower or Guarantor or affecting any of their respective properties, which would conflict with or in any way prevent the execution, delivery or carrying out of the terms of this Agreement and the other Loan Documents.

4.06 Ownership of Assets. Borrower and Holdings, as the case may be, have good title to the Projects constituting the Borrowing Base.

4.07 Taxes. All taxes and assessments due and payable by Borrower and Guarantor have been paid prior to delinquency or are being contested in good faith by appropriate proceedings and Borrower and Guarantor have filed all tax returns which it is required to file.

4.08 Financial Statements. The consolidated financial statements of Guarantor heretofore delivered to Agent fairly present the financial condition of the Guarantor and the consolidated financial statements of Guarantor hereafter delivered to Agent will fairly present the financial condition of Guarantor as of the date or dates thereof, and there has been no Material Adverse Change in such financial condition or operations since the financial statements furnished to Agent at Closing. All factual information furnished by Borrower and Guarantor to Agent in connection with this Agreement and the other Loan Documents is and will be accurate and complete in all material respects on the date as of which such information is delivered to Agent and is not and will not be incomplete in any material respect by the omission of any material fact necessary to make such information not misleading. All financial projections represent the best estimate of future financial performance and such assumptions are reasonable and believed by Guarantor to be fair in light of current business conditions.

4.09 Place of Business. As of the date hereof, the chief executive office of Borrower and Guarantor is located at 201 Alhambra Circle, 12th Floor, Coral Gables, Florida 33134. Borrower shall notify Agent in writing of any address changes no later than thirty (30) days prior to such change.

4.10 Environmental Matters. To the best of the Borrower’s and Guarantor’s knowledge, the conduct of business operations by Borrower or Guarantor does not and will not violate any federal laws, rules or ordinances for environmental protection, regulations of the Environmental Protection Agency and any applicable local or state law, rule, regulation or rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials. Neither Borrower nor Guarantor shall use or permit any other party to use any Hazardous Materials at or upon a Project except such materials as are incidental to Borrower’s or Guarantor’s normal course of business, maintenance and repairs and which are handled in compliance with all applicable environmental laws.

4.11 Federal Reserve Regulations.

(a) Borrower and Guarantor are not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States);

(b) no part of the Advances or Letters of Credit shall be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock; and

(c) no part of the Advances or Letters of Credit shall be used for any purpose that violates, or which is inconsistent with, the provisions of Regulation T, U or X of said Board of Governors.

4.12 Consents, Etc.

No consent, approval, authorization of, or registration, declaration or filing with any governmental authority (federal, state or local, domestic or foreign) is required in connection with the execution or delivery by Borrower or Guarantor of the Loan Documents or the performance of or compliance with the terms, provisions and conditions contained therein.

4.13 Governmental Authorizations. Except for development approvals and building permits to be obtained by Borrower or Guarantor in the ordinary course of business, all authorizations, consents, approvals, licenses, and permits required under applicable law or regulation for the ownership or operation of the property owned or operated by Borrower or Guarantor or for the conduct of the business in which Borrower or Guarantor are engaged have been duly issued (or if not issued, the failure to have obtained same are of an immaterial nature and would not have a Material Adverse Effect on Borrower or Guarantor) and are in full force and effect and neither Borrower nor Guarantor is in default under any order, decree, rule and regulation, closing agreement or other decision or instrument of any Governmental Authority, which default could reasonably be expected to have a Material Adverse Effect.

4.14 Title to Properties. Borrower and Guarantor, as the case may be, shall have good and marketable fee title to all real property, and good and marketable title to all other property (including leases) and assets reflected in the financial statements delivered to Agent or purported to have been acquired by Borrower subsequent to such date, except the property or assets sold or otherwise disposed of by Borrower and Guarantor subsequent to such date in the ordinary course of business. All of the property and assets of any kind of Borrower and Guarantor are free from any liens, except for Permitted Liens and liens otherwise set forth on their financial statement delivered to Agent. Neither Borrower nor Guarantor has or shall grant or suffer to exist any lien or security interest, whether arising under contract, by operation of law or otherwise, nor has Borrower or Guarantor or any of their Affiliates contractually agreed with any other Person to provide such person with a negative pledge in (X) any of the assets or property of any Project comprising the Borrowing Base, except for Permitted Liens or (Y) any asset listed on Schedule G hereto.

4.15 Solvent. Each of Borrower and Guarantor is, and after having given effect to all Indebtedness incurred in connection with the Facility, will be Solvent.

4.16 Intent and Effect of Transactions. This Agreement and the transactions contemplated herein (a) are not made or incurred with intent to hinder, delay or defraud any person to whom Borrower or Guarantor has been, is now, or may hereafter become indebted; (b) do not render Borrower or Guarantor insolvent nor is Borrower or Guarantor insolvent on the date of this Agreement; (c) do not leave Borrower or Guarantor with an unreasonably small capital with which to engage in its business or in any business or transaction in which it intends to engage; and (d) are not entered into with the intent to incur, or with the belief that Borrower or Guarantor would incur, debts that would be beyond its ability to pay as such debts mature.

4.17 Incorporation of Representations and Warranties. The representations and warranties made by Borrower or Guarantor to Agent or any Lender pursuant to the other Loan Documents are incorporated herein by reference and made a part hereof. A breach by Borrower or Guarantor of any representation or warranty under the other Loan Documents shall constitute a breach of a representation or warranty by Borrower or Guarantor hereunder. No Loan Document or other document, certificate or statement furnished to Agent or any Lender by or on behalf of Borrower or Guarantor contains any untrue statement of a material fact or, to Borrower’s knowledge, omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. Borrower and Guarantor acknowledge that all such statements, representations and warranties shall be deemed to have been relied upon by Agent and each Lender as an inducement to extend the Facility to Borrower and to make Advances and issue Letters of Credit hereunder.

4.18 Material Contracts.

Neither the execution and delivery of the Loan Documents nor the consummation of the Facility or the performance by Borrower or Guarantor of any obligations under the Loan Documents shall constitute a default or right of termination under any agreement to which Borrower or Guarantor is a party.

4.19 Use of Proceeds.

The proceeds of the Facility shall be used by Borrower solely for the purposes stated in this Agreement.

4.20 Tax Returns and Payment.

Borrower and Guarantor have each filed all federal, state, local and other tax returns which are required to be filed and have paid prior to delinquency all taxes which have become due pursuant to such returns and all other taxes, assessments, fees and other governmental charges upon Borrower and Guarantor and upon its respective properties, assets, income and franchises which have become due and payable by Borrower and Guarantor and except those wherein the amount, applicability or validity are being contested by Borrower and Guarantor and by appropriate proceedings being diligently conducted in good faith and in respect of which adequate reserves have been established (in accordance with Accounting Terms should Agent so require after a default by Borrower or Guarantor). All material tax liabilities of Borrower and Guarantor were adequately provided for as of the year 2005, and are now so provided for on the books of Borrower and Guarantor. There is no known proposed, asserted or assessed tax deficiency against Borrower or Guarantor which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

4.21 Investment Company Act of 1940.

Neither Borrower nor Guarantor is an “investment company” as that term is defined in, and is not otherwise subject to regulation under, the Investment Company Act of 1940, as amended.

4.22 Management and Other Agreements.

There are no material agreements for managerial, consulting or similar services to which Borrower or Guarantor is a party or by which Borrower or Guarantor is bound except as disclosed to Agent in writing.

4.23 Continuation of Representation and Warranties.

All representations and warranties made under this Agreement by Borrower or Guarantor shall be deemed to be made at and as of the date hereof and at and as of the date of any Advance or Letter of Credit. Borrower and Guarantor hereby reaffirm that certain Indemnity of Borrower and Guarantor regarding Hazardous or Toxic Materials as to the Bellalago Project in Osceola County, Florida dated July 31, 2003.

ARTICLE 5

AFFIRMATIVE COVENANTS

Until the indefeasible payment and performance in full of all Indebtedness and Obligations of Borrower to Agent and Lenders under the Loan Documents, the cancellation and return of all Letters of Credit (unless cash secured) and the termination of any obligation of Agent and Lenders to make any Advances or to issue Letters of Credit, Borrower and Guarantor (as the case may be) shall maintain the following covenants, conditions and restrictions:

5.01 Financial Statements and Other Information. Maintain a system of accounting satisfactory to Agent (in accordance with Accounting Terms applied on a consistent basis) throughout the period involved, permit Agent’s officers or authorized representatives to visit and inspect Guarantor’s books of account and other records at such reasonable times and as often as Agent may reasonably desire, and pay the reasonable fees and disbursements of any accountants or other agents of Agent selected by Agent for the foregoing purposes. The foregoing shall include, without limitation, Agent’s performing a field audit, at such reasonable times during normal business hours and as often as Agent may reasonably request, of Guarantor’s assets and systems. Unless written notice of another location is given to Agent, Guarantor’s books and records will be located at Guarantor’s chief executive office set forth above.

Borrower and Guarantor shall furnish to Agent (with sufficient copies for each Lender) the following financial information, in each instance prepared in accordance with Accounting Terms and in form and substance satisfactory to Agent (collectively, “Financial Reporting”):

(a) Not later than 45 days after the end of each fiscal quarter, management prepared financial statements signed by its Chief Financial Officer (10-Q) for Guarantor, including, without limitation, statements of financial condition, income and cash flows, a reconciliation of net worth, a listing of all Contingent Liabilities (other than those incurred by Borrower or Guarantor in the ordinary course of business to purchase materials, supplies or other property from, or to obtain the services of, another Person, pursuant to a contract or other related document), notes to financial statements, and any other information requested by Agent. An audited financial statement (10-K) for Guarantor shall be presented to Agent not later than 120 days after end of each fiscal year.

(b) Not later than 30 days after filing with the Internal Revenue Service, if requested by Agent, a true and complete copy of the federal tax returns, including all applicable schedules and tax return extensions, of Borrower and of Guarantor.

(c) Not later than 75 days after the end of each fiscal year, Guarantor shall submit to Agent an inventory report on all residential communities of Guarantor and its Affiliates existing now or formed in the future, including those developments not funded under the Facility (excluding scattered Lots in Florida and all properties in Arizona). The inventory reports shall include a recap of all Lots, pre-sales, specs and models.

(d) Borrower shall submit to Agent quarterly Borrowing Base Certificates and sales reports for each Project, including but not limited to Lot contract reports, including advance availability calculations, within twenty (20) Business Days of each quarter end and quarterly “Financial Covenants” (as hereinafter defined) calculations as stated below in Section 5.02 hereof, all to be signed by the Chief Financial Officer, and other information as required by Agent from time to time.

(e) Management prepared annual business plan and annual budget of Guarantor to be delivered to Agent within seventy-five (75) days of fiscal year end with business plan results (actual vs. budget) to be delivered to Agent within sixty (60) days of each quarter end.

(f) Guarantor shall provide to Agent a copy of all Securities and Exchange Commission filings (if applicable) which disclose information that could have a material adverse effect on the Borrower or Guarantor within ten (10) days following filing.

(g) Guarantor shall furnish to Agent, with each set of financial statements described above, a compliance certificate signed by Guarantor’s chief financial officer certifying that: (i) all representations and warranties of Borrower and Guarantor set forth in the Loan Documents remain true and correct as of the date of such compliance certificate; (ii) none of the covenants of Borrower and Guarantor contained in the Loan Documents has been breached in any material respect; and (iii) to its knowledge, no event has occurred which constitutes an Event of Default (or which, with the giving of notice or the passage of time, or both, would constitute an Event of Default) under the Loan Documents. In addition, Borrower and Guarantor shall promptly notify Agent of the occurrence of any Event of Default, adverse litigation or material adverse change in its financial condition.

(h) Furnish to Agent promptly such additional information, reports and statements respecting the business operations and financial condition of Borrower and Guarantor, respectively, from time to time, as Agent may reasonably request.

5.02 Financial Covenants. Holdings, on a consolidated basis, shall maintain the following financial covenants (“Financial Covenants”) during the Term of the Facility, compliance of which shall be determined on the basis of the Financial Reporting and other information to be provided to Agent by Holdings as described below. Except as may be specifically noted otherwise, review of the Financial Covenants shall be completed by Agent quarterly during the term of the Facility within forty-five (45) days of the end of the first three (3) annual quarters and one hundred twenty (120) days of fiscal year-end (12/31) by a compliance certificate signed by Holdings’ Chief Financial Officer certifying that the certificate is true and correct subject to Agent’s receipt of the Financial Reporting on a timely basis. Notwithstanding anything contained to the contrary herein or in the other Loan Documents, the Financial Covenants must be complied with by Holdings regardless of which Projects comprise the Borrowing Base at any given time. For the purposes of all calculations made in connection with the financial covenants set forth below (such calculations, to be attached as Exhibit A to the Certificate of Compliance from time to time, the “Financial Covenant Calculations”), assets and liabilities of Holdings with respect to the financial consolidation of any Person that is not a subsidiary or that is a subsidiary which is only required to be included in the balance sheet of Holdings solely due to FIN 46, as issued by the Financial Accounting Standard Board in January 2003 (as revised), shall not be included within the calculation of Tangible Net Worth, Leverage Ratio or Total Liabilities.

(a) Minimum Tangible Net Worth. Commencing on the Closing date and continuing on a cumulative basis for each fiscal quarter thereafter, Holdings shall maintain a minimum Tangible Net Worth equal to or greater than the sum of (a) $195,118,000 plus (b) twenty-five percent (25%) of Holdings’ positive net income earned for the most recently ended fiscal quarter plus (c) seventy-five percent (75%) of the aggregate proceeds from any equity offerings during the most recently ended fiscal quarter.

(b) Maximum Leverage Ratio. Holdings shall maintain, as at the end of each fiscal quarter, a leverage ratio as of the last day of such fiscal quarter and for the twelve month period then ended, of Total Liabilities to Tangible Net Worth of not more than 2.00:1.

(c) Minimum Unencumbered and Unrestricted Liquid Assets. Holdings shall maintain, as at the end of each fiscal quarter, a minimum level of Unencumbered and Unrestricted Liquid Assets of at least Ten Million Dollars ($10,000,000) (of which no less than Five Million Dollars ($5,000,000) shall be in cash) measured quarterly.

(d) Adjusted EBITDA/Debt Service Ratio. Holdings shall maintain, as at the end of each fiscal quarter, a ratio of Adjusted EBITDA to Debt Service that is equal to or greater than 2.75:1 to be calculated as at the end of each fiscal quarter on a rolling four-quarter basis (such rolling basis, the “Relevant Accounting Period”).

(e)  Holdings Notes Coverage Ratio. Holdings shall maintain, as at the end of each fiscal quarter, a ratio of Estimated Current Value to Holdings Notes Debt that is greater than or equal to 2.00:1. For purposes of this Section 5.02(e), “Estimated Current Value” means the value of the real estate assets of Holdings or any wholly-owned subsidiary of Holdings as set forth on Schedule G hereto; and “Holding Notes Debt” means the principal amount outstanding under the Holdings Notes as at any given time of determination. For the avoidance of doubt, the assets included for computation of the Holdings Notes Coverage Ratio shall be separate from the assets included for computation of Borrowing Base Availability.

5.03 Intentionally Omitted.

5.04 Restrictions on Liabilities. Neither Borrower nor Holdings shall have any liabilities other than the Permitted Indebtedness and debt issued in accordance with Section 6.05 below.

5.05 Existence and Compliance. Maintain its existence, good standing and qualification to do business, where required and comply with all laws, regulations and governmental requirements including, without limitation, environmental laws applicable to it or to any of its property, business operations and transactions.

5.06 Adverse Conditions or Events. Advise Agent in writing within ten (10) days of: (a) any condition, event or act (other than general economic conditions or events which generally affect economic conditions) which comes to its attention that would or might materially adversely affect its financial condition or operations, the assets included in the Borrowing Base or assets included in the Estimated Current Value for computation of the Holding Notes Coverage Ratio, or Agent’s or any Lenders’ rights under the Loan Documents; (b) any litigation filed by or against it which, if determined against it, would be materially adverse to it, or; (c) any event that has occurred that would constitute a Default or an Event of Default under any Loan Documents; and (d) any uninsured or partially uninsured loss through fire, theft, liability or property damage in excess of an aggregate of Five Hundred Thousand Dollars ($500,000).

5.07 Taxes and Other Obligations. Pay all of its respective taxes, assessments and other obligations, including, but not limited to taxes, costs or other expenses arising out of this transaction, prior to delinquency, except to the extent the same are being contested in good faith by appropriate proceedings in a diligent manner.

5.08 Maintenance. Maintain all of its respective relevant tangible property in good condition and repair and make all necessary replacements thereof, and preserve and maintain all licenses, trademarks, privileges, permits, franchises, certificates and the like necessary for the operation of their respective business. The aforesaid shall not apply where it is not commercially reasonable to do so, nor a good business practice.

5.09 Notification. Immediately notify Agent of the occurrence of any Default or Event of Default of which it has knowledge and immediately advise Agent in writing of: (a) any and all enforcement, cleanup, remedial, removal, or other governmental or regulatory actions instituted, completed or threatened pursuant to any applicable federal, state, or local laws, ordinances or regulations relating to any Hazardous Materials affecting any Project; and (b) all claims made or threatened by any third party against it relating to damages, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials located upon or under any Project.

5.10 Contingent Liabilities. Inform Agent within ten (10) days of any actual or potential Contingent Liabilities in excess of One Million Dollars ($1,000,000) in aggregate, except for Contingent Liabilities incurred by Borrower or Guarantor in the ordinary course of business to purchase materials, supplies or other property from, or to obtain the services of, another Person, pursuant to a contract or other related document.

5.11 Observe All Laws Conform to and duly observe, in all material respects all laws, rules and regulations and all other valid requirements of any regulatory authority with respect to the conduct of its business.

5.12 Governmental Licenses. Obtain and maintain all licenses, permits, certifications and approvals of all applicable governmental authorities as are required for the conduct of its business as currently conducted and herein contemplated.

5.13 Compliance with Laws. Duly observe, conform and comply in all material respects with all laws, decisions, judgments, rules, regulations and orders of all governmental authorities relative to the conduct of its business, its properties, and assets, except those being contested in good faith by appropriate proceedings diligently pursued; and obtain, maintain and keep in full force and effect all governmental licenses, authorizations, consents and permits necessary to the proper conduct of its business.

5.14 Visitation Rights. Permit any authorized representative of Agent from time to time, upon reasonable notice to Borrower or Guarantor, as applicable, and during normal business hours, to examine and copy the records and books of, and visit and inspect the properties of Borrower or Guarantor and to discuss the affairs and finances of Borrower or Guarantor or with any of their respective officers, directors or employees, and at the expense of Agent (on behalf of Lenders) so long as no Default exists, independent public accountants.

5.15 Payment of Indebtedness Pay all of its Indebtedness and perform all of its Obligations promptly and in accordance with normal terms and comply in all material respects with all agreements, indentures, mortgages or documents binding on it; and pay and, except as not commercially reasonable to do so, discharge or cause to be paid and discharged promptly all taxes, assessments and governmental charges or levies imposed upon it or upon its property or upon any part thereof, but in all events before the same shall become in default, as well as all claims for labor, materials and supplies or otherwise which, if unpaid, might become a lien upon such properties or any part thereof unless not material or properly contested.

5.16 Subordination. Guarantor shall unconditionally subordinate to the Facility the payment of any principal and interest of all obligations of any kind owing from Borrower to Guarantor (collectively, “Junior Claims”). Guarantor shall not accept any payments on Junior Claims except: (i) profit distributions payable in the ordinary course of business and only if no Default has occurred and is continuing; and (ii) as otherwise approved by Requisite Lenders.

5.17 Deposit Accounts. Maintain its primary operating accounts in connection with any Project acquired and/or developed with proceeds of the Facility at Agent.

5.18 Notice of Default. Borrower and Guarantor (as the case may be) shall promptly provide Agent with written notice of any notice of default received by any of them on any other credit facility or other indebtedness from any other source.

5.19 Guarantees.If any Person other than the current Guarantor obtains an ownership interest in the Borrower, Borrower shall cause such person to execute a guaranty substantially in form of the Guaranty Agreement guaranteeing the full payment of the Obligations of Borrower hereunder.

5.20 Insurance. Borrower and Guarantor shall obtain policies of insurance in connection with real property to be included in the Borrowing Base, each policy with a term of not less than one year, as follows: (i) for real property under construction, builders’ all-risk extended coverage insurance (non-reporting Completed Value with Special Cause of Loss form) in amounts based upon the completed replacement value of the improvements (excluding roads, foundations, parking areas, paths, walkways and like improvements), endorsed to provide that occupancy by any person shall not void such coverage; (ii) for completed projects and upon completion of construction of each new residential unit, “All-Risk” fire and extended coverage hazard insurance (non-reporting Commercial Property Policy with Special Cause of Loss form) covering such residential unit in an aggregate amount not less than 100% of the agreed upon full insurable replacement value of such residential unit; and (iii) if the applicable Project to be included in the Borrowing Base is located in an area that has been identified as a “Special Flood Hazard Area” as that term is used in the National Flood Insurance Reform Act of 1994, flood insurance shall be required.

ARTICLE 6

NEGATIVE COVENANTS

Until the indefeasible payment and performance in full of all Indebtedness and Obligations of Borrower to Agent and Lenders under the Loan Documents, the cancellation and return of all Letters of Credit (unless cash secured) and the termination of any obligation of Agent and Lenders to make any Advances or to issue Letters of Credit, neither Borrower nor Guarantor (as the case may be) will, without the prior written consent of Requisite Lenders (and without limiting any requirement of any other Loan Documents):

6.01 Character of Business. Change the general character of business as conducted at the date hereof, or engage in any type of business not reasonably related to its business as presently conducted.

6.02 No Merger. Neither Borrower nor Guarantor will merge into or consolidate with, or sell, assign, lease or otherwise dispose of (whether in one transaction or in series of transactions) its Properties, Projects or other assets (whether now owned or hereafter acquired) to any Person that is outside the normal course of business.

6.03 Intentionally Omitted.

6.04 Investments. Borrower and Guarantor shall not, and shall not cause or permit their subsidiaries to directly or indirectly make or own any Investment in any Person except (provided that no Event of Default has occurred and is continuing):

(a)	investments, loans, advances, or guarantees relating to real estate related joint venture partnerships and equity investments in publicly-traded companies that are in the same business as the Borrower and Guarantor and which are reflected on the consolidated financial statements of Guarantor, in an aggregate amount not to exceed twenty-five percent (25%) of the Tangible Net Worth of Holdings on a consolidated basis;

(b)	investments in direct obligations of the United States of America, or any agency thereof;

(c)	investments in certificates of deposit having a maturity of less than one year issued by commercial banks in the United States having capital and surplus in excess of $50,000,000, provided that at the time of such purchase such paper is rated in either of the two highest rating categories of Standard & Poors Corporation, Moody’s Investor Service, Inc. or any other rating agency selected by Agent and satisfactory to Agent; and

(d)	investments in commercial paper of maturities less than one year.

6.05 Subordinated Debt. The Borrower and the Guarantor shall not issue, or suffer or permit their subsidiaries to issue, any subordinated indebtedness other than Permitted Indebtedness; provided, however, that Holdings may issue notes which are contractually subordinated as to right and time of payment of the Indebtedness and to the other Obligations of the Borrower and Guarantor under this Facility and to all senior debt of Holdings if all of the following conditions are met:

(a) Except as otherwise provided in clause (e) below, the maturity date for such subordinated notes extends a minimum of twelve (12) months beyond the final maturity of the Facility;

(b) Such subordinated notes contain standstill and payment blockage provisions (as to principal and interest), satisfactory to Agent and Lenders in their sole discretion, for a period of 179 days following any event of default hereunder or thereunder;

(c) The covenants contained in such subordinated notes, taken as a whole, are less restrictive than the covenants hereunder, taken as a whole, to be determined in the sole discretion of Agent.

(d) The default provisions contained in such subordinated notes shall contain cross-default provisions to the Events of Default hereunder;

(e) Principal amounts of such subordinated notes with a maturity of less than one (1) year must be covered by and shall count to reduce the Borrowing Base Availability hereunder;

(f) All of the financial covenants set forth in Section 5.02 above are met, after taking into consideration the amount of such subordinated indebtedness (actual or contingent); and

(g) No Default or Event of Default has occurred and is continuing hereunder.

6.06 No Liens or Negative Pledges. The Borrower and the Guarantor shall not and shall not cause or suffer or permit their subsidiaries to directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any property or asset of such Borrower or Guarantor or subsidiary (whether now owned or hereafter acquired), as the case may be, or any income or profits therefrom, except for Permitted Liens. In no event shall Holdings directly or indirectly create, incur, assume or permit to exist any Lien with respect to the real estate assets of Holdings set forth on Schedule G hereto. Neither Borrower nor Guarantor shall, or permit their subsidiaries to, contractually agree to provide a negative pledge to any Person.

6.07 Conditional Prepayments of Long-Term Indebtedness. Borrower and Guarantor may prepay principal and interest on long-term indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar instruments with a term of one year or more only if, at least thirty (30) days following such prepayment, Borrower or Guarantor provides Agent with written notice and an updated Borrowing Base Certificate and a Certificate of Compliance that indicates that after giving effect to any such payment no Default or Event of Default exists hereunder.

6.08 Housing Inventory. Holdings and Borrower shall not permit the sum of the Speculative Units plus the Model Units to exceed twenty-five (25%) of the aggregate number of unit sales, as measured during the last twelve (12) month period at the end of each fiscal year.

6.09 Land Components. Holdings and Borrower shall not permit the net book value of the Unentitled Land, Entitled Land, Land Under Development and Finished Lots in aggregate to exceed 150% of Tangible Net Worth of Holdings on a consolidated basis.

6.10 ERISA Compliance. Neither the Borrower nor the Guarantor shall engage in a “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Code, with respect to any Plan or Multiemployer Plan or knowingly consent to any “party in interest” or any “disqualified person,” as such terms are defined in Section 3(14) of ERISA and Section 4975(e)(2) of the Code, respectively, engaging in any “prohibited transaction,” with respect to any Plan or Multiemployer Plan; or permit any Plan to incur any “accumulated funding deficiency,” as defined in Section 302 of ERISA or Section 412 of the Code; or terminate any Plan in a manner which could result in the imposition of a Lien on any property of Borrower or Guarantor any ERISA Affiliate pursuant to Section 4068 of ERISA; or breach or knowingly permit any employee or officer or any trustee or administrator of any Plan to breach any fiduciary responsibility imposed under Title I of ERISA with respect to any Plan; engage in any transaction which would result in the incurrence of a liability under Section 4069 of ERISA; or fail to make contributions to a Plan or Multiemployer Plan which could result in the imposition of a Lien on any property of Borrower or Guarantor or any ERISA Affiliate pursuant to Section 302(f) of ERISA or Section 412(n) of the Code, if the occurrence of any of the foregoing events described in this Section 6.10 (alone or in the aggregate) would result in a Material Adverse Effect.

ARTICLE 7

DEFAULT

The occurrence or existence of one or more of any of the following as they relate to Borrower or Guarantor shall constitute an Event of Default after the giving of any required notice and the expiration of any applicable grace period:

7.01 Failure to pay any Indebtedness within five (5) Business Days after its due date, without notice or demand, including the failure to pay principal or interest or any other payment under the Notes, or failure to pay any other Obligation within five (5) Business Days after receipt of notice thereof from Agent, with such notice setting forth in reasonable detail the nature of the failure.

7.02 A breach of any other term, covenant, condition, obligation or agreement under this Agreement or the other Loan Documents, and the continuance of such breach for a period of thirty (30) days after the earlier of: (i) knowledge thereof by Borrower or Guarantor, such knowledge to be that of the President, Chief Financial Officer or General Counsel; or (ii) written notice thereof shall have been given by Agent to Borrower and Guarantor, provided that if Agent reasonably determines that such default cannot reasonably be cured within such thirty (30) day period, then no cure period shall be provided.

7.03 Failure to be in compliance with any of the Financial Covenants after expiration of any applicable grace period set forth in this Agreement.

7.04 Any representation or warranty herein made by Borrower or Guarantor, or any certificate or financial statement furnished by Borrower or Guarantor pursuant to the provisions hereof, shall prove to have been false or misleading in any material adverse respect as of the time made or furnished or deemed made or furnished;

7.05 Borrower or Guarantor shall (i) voluntarily liquidate or terminate operations or apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of Borrower or Guarantor or of all or of a substantial part of either of their assets, (ii) admit in writing its inability, or be generally unable, to pay its debts as the debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the Federal Bankruptcy Code (as now or hereafter in effect), (v) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, (vi) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code, or (vii) take any corporate action for the purpose of effecting any of the foregoing;

7.06 Entry of a final judgment in an amount exceeding $2,000,000, other than a final judgment in connection with any condemnation, which is not discharged or for which a stay of execution has been procured within sixty (60) days of entry.

7.07 Recordation of any federal, state or local tax lien or any claim of lien for labor, materials or any other lien or encumbrance of any nature whatsoever, including any Lien described in Section (iv) of the definition of “Permitted Liens” set forth herein, which is not removed by payment or transferred to substitute security in the manner provided by law within forty-five (45) days after it is recorded in accordance with applicable law, or contested in accordance with law.

7.08 Failure to exist or to be qualified to do or transact business in the jurisdictions where its assets are located, or dissolution or becoming a party to a merger or consolidation, or a sale of all or substantially all of its assets.

7.09 Any sale, conveyance, transfer, assignment or other disposition of all or any portion of assets not in the ordinary course of business.

7.10 Default under any obligation imposed by any indemnity contained within any of the Loan Documents.

7.11 The results of any field audit performed by Agent are not satisfactory to Agent, as determined in Agent’s discretion, acting reasonably, after Agent has provided Borrower with notice and five Business Days to cure such defect.

7.12 The occurrence of any of the following: the loss of any material permits, licenses, authorizations, certifications or approvals from any federal, state or local governmental authority or termination of any contract with any such authority, in either case which cancellation, revocation, suspension, termination or loss (i) in the case of any suspension or temporary loss only, continues for a period greater than sixty (60) days; and (ii) results in the suspension or termination of operations for a period greater than sixty (60) days.

7.13 Without its application, approval or consent, a proceeding shall be commenced which is not dismissed within sixty (60) days, in any court of competent jurisdiction, seeking any remedy under the Federal Bankruptcy Code, the liquidation, reorganization, dissolution, winding up, or composition or readjustment of debt, the appointment of a trustee, receiver, liquidator or the like of Borrower or Guarantor, or of all or any substantial part of the assets of Borrower or Guarantor, or other like relief under any law relating to bankruptcy, insolvency, reorganization, winding up, or composition or adjustment of debts;

7.14 A Material Adverse Change.

7.15 The acquisition by a Person of 50% or more of the aggregate voting power of all classes of common equity of Borrower or Guarantor;

7.16 Borrower or Guarantor defaults in the payment of any principal, interest or premium with respect to any indebtedness in an aggregate amount of $1,000,000 or more, or any such indebtedness in an aggregate amount of $1,000,000 is accelerated.

7.17 A majority of the Board of Directors of Borrower or Guarantor as of the date hereof are no longer members of the Board of Directors unless the new Board Members were nominated and elected to the Board of Directors with an affirmative vote of at least a majority of the Directors who were Directors as of the date hereof or who were similarly nominated for election or elected.

7.18 Any of the Loan Documents for any reason ceases to be in full force and effect or is declared to be null and void, or either of Borrower or Guarantor denies that it has any further liability under any Loan Document to which it is a party, or gives notice to such effect.

7.19 Any order, judgment or decree is entered against Borrower or Guarantor decreeing the dissolution or split up such Borrower or Guarantor and the order remains unstayed for a period of thirty (30) days.

ARTICLE 8

REMEDIES UPON DEFAULT

If an Event of Default shall occur, Agent may, or shall at the request of Requisite Lenders, terminate the Commitments and/or declare this Agreement and the other Loan Documents in default and all Indebtedness and Obligations shall upon demand by Agent immediately become due; provided, however, upon the occurrence of an Event of Default under Section 7.05 or Section 7.13, the commitments shall automatically terminate and all Indebtedness and Obligations shall automatically become due and payable without any action by Agent or any Lender. Further, if an Event of Default shall occur, Agent may exercise any right, power or remedy permitted by law or in equity or as set forth in this Agreement or any other Loan Document including, without limitation, the right to declare the entire unpaid principal amount of the Notes and all interest accrued thereon, and all other sums outstanding under any other Loan Document, to be, and such principal, interest and other sums shall thereupon become, immediately due and payable.

In the event that any Letters of Credit are outstanding at the time that an Event of Default shall occur, Borrower shall deposit with Agent for the benefit of the Lenders cash in an amount equal to one hundred percent (100%) of the aggregate outstanding Letter of Credit obligations, which cash shall be available to Agent to reimburse payments of drafts drawn under such Letters of Credit and pay any fees and expenses related thereto.

If, after receipt of any payment for any part of the Indebtedness and Obligations, Agent or any Lender is for any reason compelled to surrender such payment to any person because such payment is determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, this Agreement shall continue in full force and Borrower shall remain liable to Agent and Lenders for the amount of such payment surrendered. The provisions of this Article 8 shall be and remain effective notwithstanding any contrary action which may have been taken by Agent or Lenders in reliance upon such payment, and any such contrary action so taken shall be without prejudice to the rights of Agent and Lenders under this Agreement and shall be deemed to have been conditioned upon such payment having become final and irrevocable. The provisions of this Article 8 shall survive the termination of this Agreement until all periods for such surrender have ended without such action having been instituted.

Borrower hereby makes, constitutes and appoints Agent (and all Persons designated by Agent) the true and lawful agent and attorney-in-fact of Borrower with full power of substitution so that if an Event of Default has occurred to do any and all things necessary and take such actions in the name and on behalf of Borrower to carry out the intent of this Agreement, including, without limitation to protect rights created under this Agreement. Borrower agrees that neither Agent nor any of its agents, designees or attorneys-in-fact will be liable for any acts of commission or omission (other than for acts of commission or omission which constitute gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, nonappealable order), or for any error of judgment or mistake of fact or law in respect to the exercise of the power of attorney granted under this Article 8. The power of attorney granted under this Article 8 shall be irrevocable during the Term of this Agreement.

ARTICLE 9

INTENTIONALLY OMITTED

ARTICLE 10

AGENT AND LENDERS

10.01 Appointment and Authorization of Agent. Each Lender hereby irrevocably designates and appoints Agent to act as Agent as specified in this Agreement and in the other Loan Documents, and each such Lender hereby irrevocably authorizes Agent to take such actions, exercise such powers and perform such duties as are expressly delegated to or conferred upon Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Agent agrees to act as such upon the express conditions contained in this Article 10. Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents, nor shall it have any fiduciary relationship with any Lender, and no implied covenants, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against Agent. The provisions of this Article 10 are solely for the benefit of Agent and the Lenders, and Borrower shall not have any rights as a third party beneficiary of any of the provisions hereof. Agent agrees to promptly: (i) request from Borrower or Guarantor, as the case may be, any information, reports and statements respecting the business operations and financial condition of Borrower or Guarantor (in addition to such information delivered pursuant to Section 5.01), respectively, as any Lender may from time to time reasonably request Agent to obtain; and (ii) make such examinations, visits and inspections pursuant to Sections 5.01 and 5.14 as any Lender may from time to time reasonably request.

10.02 Loan Administration; Consents and Approvals.

(a) Loan Administration. Agent shall be responsible for administering the Facility on a day-to-day basis. In the exercise of such administrative duties, Agent shall use the same diligence and standard of care that is customarily used by Agent with respect to similar loans held by Agent solely for its own account. Each Lender delegates to Agent the full right and authority on its behalf to take the following specific actions in connection with its administration of the Facility:

(i) to fund the Facility in accordance with the provisions of this Agreement and the other Loan Documents, but only to the extent of immediately available funds provided to Agent by the respective Lenders for such purpose;

(ii) to receive all payments of principal, interest, fees and other charges paid by, or on behalf of, Borrower and, except for fees to which Agent is entitled pursuant to the Loan Documents or otherwise, to distribute all such funds to the respective Lenders as provided for hereunder;

(iii) to keep and maintain complete and accurate files and records of all material matters pertaining to the Facility, and make such files and records available for inspection and copying by each Lender and its respective employees and agents during normal business hours upon reasonable prior notice to Agent; and

(iv) to do or omit doing all such other actions as may be reasonably necessary or incident to the implementation, administration and servicing of the Facility and the rights and duties delegated hereinabove.

(b) Consents and Approvals.

(i) No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrower or Guarantor therefrom, shall be effective unless in writing signed by Borrower and Guarantor, provided that no such amendment, waiver or consent shall be made without the unanimous written approval of all Lenders other than a “Delinquent Lender” (as hereinafter defined) if each proposed amendment, waiver or consent:

a. has the effect of (a) extending the Maturity Date, except that Agent may approve an Extension Request made by Borrower in accordance with Section 2.01(j) hereof upon approval of the Requisite Lenders; (b) reducing the interest rate or extending the time of payment of interest on the Facility; (c) increasing or reducing the principal amount of the Facility (other than as a result of advances which Agent directs to be made after the occurrence of an Event of Default to protect the value of the Borrowing Base); (d) otherwise postponing or forgiving any indebtedness under the Facility or the Loan Documents; (e) reducing any fees due Lenders or extending the time of payment therefor; (f) amending Section 5.02; or (g) modifying the definitions used on the Financial Covenants contained in Section 5.02 hereof or the percentages or rates used in the calculation of Financial Covenants or the Borrowing Base;

b. changes the Borrowing Base calculation other than in accordance with the express provisions of the Loan Documents;

c. changes the definition of Requisite Lenders;

d. changes the amount of any Lender’s Commitment or Commitment Percentage, except to the extent of an increase in the principal amount of the Facility solely as a result of a Facility Increase Request approved by Agent and any Additional Lender; provided that no such increases shall increase the Commitment Amount to an amount in excess of $175,000,000;

e. releases, modifies or waives any obligations of the Guarantor under its Guaranty; and

f. changes this Article 10.02(b).

(ii) Agent shall not, without first obtaining the written consent of the Requisite Lenders, approve any other amendment or waiver of this Agreement or any other Loan Document.

(iii) Notwithstanding anything contained in this Agreement or in any other Loan Documents to the contrary, without the written consent of Agent, no action shall amend, modify or waive any provision of this Article 10.02(b) or any other provisions of any Loan Document which relates to the rights or obligations of Agent.

10.03 Employees and Agents. Agent may exercise its powers and execute its duties under this Agreement or any other Loan Document by or through employees, agents or attorneys-in-fact, and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Agreement and the other Loan Documents. Agent may utilize the services of such persons or entities as Agent in its sole discretion may reasonably determine, and all reasonable fees and expenses of any such persons or entities shall be paid by Borrower. Agent shall not be responsible for the negligence or misconduct of any persons or entities selected by it with reasonable care.

10.04 No Liability, Reliance by Agent. Neither Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for actions taken or omitted to be taken a result of its or their bad faith, gross negligence or willful misconduct. Neither Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any recital, statement, representation or warranty made by Borrower or Guarantor or any of their officers or agents contained in this Agreement or the other Loan Documents or in any certificate or other document delivered in connection therewith; (ii) the performance or observance of any of the covenants or agreements contained in, or the conditions of this Agreement or the other Loan Documents; (iii) the state or condition of any information contained in the books or records of Borrower or Guarantor; (iv) the validity, enforceability, collectibility, effectiveness or genuineness of this Agreement or any other Loan Document or any other certificate, document or instrument furnished in connection therewith; or (v) the value or sufficiency of the Borrowing Base. Agent shall be entitled to rely, and shall be fully protected in relying, upon any notice, consent, certificate, affidavit, or other document or writing believed by it to be genuine and correct and to have been signed, sent or made by the proper person or persons, and upon the advice and statements of legal counsel (including, without limitation, counsel to Borrower), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Requisite Lenders as it deems appropriate and it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of the taking or failing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with any written request of the Requisite Lenders and any action taken or failure to act by Agent pursuant thereto, shall be binding upon all of the Lenders; provided, however, that Agent shall not be required in any event to act, or to refrain from acting, in any manner which is contrary to the Loan Documents or to applicable law.

10.05 No Representations. Agent shall not be responsible for the execution or validity or enforceability of this Agreement, the Notes, any of the other Loan Documents or for the validity, enforceability or collectibility of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of Borrower or the Guarantor, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein. Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by Borrower or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the credit worthiness or financial condition of Borrower or the Guarantor. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and investigation into the business, assets, operations, property and financial and other condition of Borrower and Guarantor and has made its own decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in determining whether or not conditions precedent to funding the Facility hereunder have been satisfied and in taking or not taking any action under this Agreement and the other Loan Documents. Each Lender expressly acknowledges that it has relied upon its own legal counsel in its consideration of its decision to enter into this Agreement and the other Loan Documents and will so rely in regard to the implementation of the transaction contemplated hereby and thereby and that it does not have any lawyer-client relationship with Agent’s counsel as counsel for any other Lenders with respect thereto.

10.06 Respecting Loan and Payments.

(a) Agent shall give written notice to each Lender of each Advance Request, by facsimile transmission, hand delivery or overnight courier, not later than 11:00 a.m. (Eastern Time) five (5) Business Days prior to any Advance. Each such notice shall be accompanied by a written summary of the Advance Request and shall specify (a) the date of the requested Advance, (b) the aggregate amount of the requested Advance, and (c) each Lender’s Commitment Percentage of the amount of the requested Advance. Each Lender shall, before noon (Eastern Time) on the date set forth in any such Advance Request, make available to Agent, at an account to be designated by Agent at Wachovia Bank, National Association in Fort Lauderdale, Florida, in same day funds, the amount of such Lender’s Commitment Percentage of the amount of the requested Advance. After Agent’s receipt of such funds and upon Agent’s determination that the applicable conditions to making the requested Advance have been fulfilled, Agent shall make available to Borrower (in the manner provided in Article 3 hereof) the aggregate amount of such funds received by Agent (or such lesser amount approved by Agent).

(b) The obligations of the Lenders hereunder are several and not joint. Failure of any Lender to fulfill its obligations hereunder (such Lender, a “Delinquent Lender”) shall not result in any other Lender becoming obligated to advance more than its Commitment Percentage of the Facility, nor shall such failure release or diminish the obligations of any other Lender to fund its Commitment Percentage provided herein, provided, however, Agent at its option may elect to not disburse such funds to or on behalf of Borrower unless and until: (i) any existing Lender agrees to fund the entire remaining unfunded portion of such Delinquent Lender’s Commitment pursuant to Article 10.13 hereof; (ii) another lender or lenders satisfactory to the non-Delinquent Lenders who shall (x) be an Eligible Assignee; (y) agree to fund the entire remaining unfunded portion of such Delinquent Lender’s Commitment as provided herein which additional funds shall be deemed to be advanced under each such Lender’s Note; and (z) agree to be bound by the terms of the Loan Documents and provide the existing Non Delinquent Lenders with a satisfactory (as determined by the Lenders in their sole discretion) fully documented and available to be funded commitment to fund the remaining unfunded portion of the Delinquent Lender’s Commitment; or (iii) Borrower agrees to fund such Delinquent Lender’s Commitment Percentage of such requested Advance. A Lender shall not be obligated to make available to Agent funds in excess of such Lender’s Commitment Percentage of such Advance on account of any portion of the requested Advance not having been funded by any other Lender.

(c) Agent, Lenders and Borrower acknowledge, and agree that the failure or refusal by a Lender to make available its Commitment Percentage of a requested Advance due to a Default or Event of Default shall not result in such Lender being a Delinquent Lender and Agent shall not be required to disburse any funds made available to Agent by the other Lenders until such Default or Event of Default is cured.

(d) Agent may, unless notified to the contrary by any Lender prior to a date of any Advance, assume that such Lender has made available to Agent on such date the amount of such Lender’s Commitment Percentage of the Advance to be made, and Agent may (but it shall not be required to), in reliance upon such assumption, make available to Borrower a corresponding amount. If any Lender makes available to Agent such amount on a date after the date that an Advance is made, such Lender shall pay to Agent on demand an amount equal to the product of (i) the average computed for the period referred to in clause (iii) below, of the weighted average interest rate paid by Agent for federal funds acquired by Agent during each day included in such period, times (ii) the amount of such Lender’s Commitment Percentage for such Advance, times (iii) a fraction, the numerator of which is the number of days that elapse from and including the date of the Advance to the date on which the amount of such Lender’s Commitment Percentage of such Advance shall become immediately available to Agent, and the denominator of which is 365. A statement of Agent submitted to such Lender with respect to any amounts owing under this paragraph shall be prima facie evidence of the amount due and owing to Agent by such Lender.

(e) Within a reasonable period of time following the making of each Advance, but in no event later than five (5) Business Days following such Advance, Agent shall deliver to each Lender a copy of Borrower’s Advance Request. Promptly after receipt by Agent of written request from any Lender, Agent shall deliver to the requesting Lender the accompanying certifications and such other instruments, documents, certifications and approvals delivered by or on behalf of Borrower to Agent in support of the requested Advance. Within a reasonable period of time following the issuance of each Letter of Credit, but in no event later than five (5) Business Days following such Letter of Credit, Agent shall notify each Lender of the amount of such Letter of Credit, the expiration date of such Letter of Credit and the beneficiary of such Letter of Credit.

(f) All payments of principal of and interest under the Notes shall be made to Agent by Borrower or any other obligor or guarantor for the account of the Lenders in immediately available funds as provided in the Notes and this Agreement. Agent agrees promptly to distribute to each Lender such Lender’s proportionate share of each such payment in immediately available funds. In the event that Agent shall not have distributed a payment to any Lender on the Business Day of Agent’s receipt thereof, such payment shall thereafter accrue interest until paid to such Lender at the federal funds rate then applicable to Agent. Agent shall upon each distribution promptly notify each Lender of the amounts distributed to it applicable to principal of, and interest on, the proportionate share of the Loan held by the applicable Lender. Each payment to Agent under the first sentence of this subparagraph shall constitute a payment by Borrower to each Lender in the amount of such Lender’s Commitment Percentage of such payment, and any such payment to Agent shall not be considered outstanding for any purpose after the date of such payment by Borrower to Agent without regard to whether or when Agent makes distribution thereof as provided above. If any payment received by Agent from Borrower is insufficient to pay both all accrued interest and all principal then due and owing, Agent shall first apply such payment to all outstanding interest until paid in full and shall then apply the remainder of such payment to all principal then due and owing, and shall distribute the payment to each Lender accordingly.

(g) Subject to the terms and conditions hereof, Agent shall distribute all Default Judgment Proceeds in the order and manner set forth below:

First: To Agent, towards any fees and any expenses for which Agent is entitled to reimbursement under this Agreement or the other Loan Documents not theretofore paid to Agent.

Second: To all applicable Lenders in accordance with their proportional share based upon their respective Commitment Percentages until all Lenders have been reimbursed for all costs, expenses and other amounts (but excluding principal of and interest on the Notes) due under the Loan Documents which such Lenders have previously paid to Agent and not theretofore been repaid.

Third: To all Lenders (including any Affiliate of a Lender, as the case may be, in respect of a Swap agreement) to the payment of: (i) accrued and unpaid interest on the Notes; (ii) unpaid principal of the Notes; and (iii) all liabilities of Borrower under any Swap agreement entered into between Borrower and a Lender (or an affiliate of a Lender) with respect to the Facility, ratably among the Lenders (and any Affiliate, as the case may be, in respect of a Swap agreement) in proportion to the respective amounts described in this clause Third held by and/or payable to them.

Fourth: To all applicable Lenders in accordance with their proportional share based upon their respective Commitment Percentages until all Lenders have been paid in full all other amounts due to such Lenders under the Loan including, without limitation, any costs and expenses incurred directly by such Lenders to the extent such costs and expenses are reimbursable to such Lenders by Borrower under the Loan Documents.

Fifth: To Borrower or such third parties as may be entitled to claim Default Judgment Proceeds.

(h) If, after Agent has paid each Lender’s proportionate share of any payment received or applied by Agent in respect of the Facility, that payment is rescinded or must otherwise be returned or paid over by Agent, whether pursuant to any bankruptcy or insolvency law, sharing of payments clause of any agreement or otherwise, such Lender shall, at Agent’s request, promptly return its proportionate share of such payment or application to Agent, together with the Lender’s proportionate share of any interest or other amount required to be paid by Agent with respect to such payment or application.

(i) If any Lender (including Agent, acting in its capacity as a Lender under this Agreement), shall exercise any right of setoff against a deposit balance or other account of Borrower held by such Lender on account of the obligations of Borrower under this Agreement, such Lender shall remit to Agent all such sums received pursuant to the exercise of such right of setoff, and Agent shall apply all such sums for the benefit of all of the Lenders hereunder in accordance with the terms of this Agreement.

(j) If in the opinion of Agent distribution of any amount received by it in such capacity hereunder or under the Notes or under any of the other Loan Documents might involve any liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction or has been resolved by the mutual consent of all Lenders. In addition, Agent may request full and complete indemnity, in form and substance satisfactory to it, prior to making any such distribution. If a court of competent jurisdiction shall adjudge that any amount received and distributed by Agent is to be repaid, each person to whom any such distribution shall have been made shall either repay to Agent its proportionate share of the amount so adjudged to be repaid or shall pay over to the same in such manner and to such persons as shall be determined by such court. To the extent that Agent earns any interest on any amount while Agent is holding it pursuant to this subparagraph, then, upon distribution of the applicable amount, Agent shall also remit to each Lender its pro rata share of the interest earned thereon.

(k) The Requisite Lenders may direct Agent in writing as to the method and the extent of any sale of all or any portion of the assets comprising the Borrowing Base or other disposition and all of the Lenders shall indemnify and hold Agent harmless from all liabilities incurred in respect to all actions taken or omitted in accordance with such directions provided that Agent need not comply with any such directions to the extent Agent reasonably believes Agent’s compliance with such directions would constitute a violation of the obligations undertaken by Agent and/or Lenders under the Loan Documents, or will constitute a violation of any statute, ordinance or regulation applicable to Agent.

10.07 Holders of Notes. Agent may deem and treat the payee of any Note as the absolute owner or purchaser thereof for all purposes hereof. Any request, authority or consent of any person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee or endorsee, as the case may be, of such Note.

10.08 Indemnity. The Lenders agree to reimburse and indemnify Agent ratably in proportion to their respective Commitment Percentages for (i) any amounts reasonably expended by Agent pursuant to the Loan Documents and not reimbursed by Borrower for which Agent is entitled to reimbursement by Borrower under this Agreement or the other Loan Documents, (ii) any other reasonable expenses incurred by Agent on behalf of the Lenders in connection with the administration, amendment, waiver and/or enforcement of this Agreement and the other Loan Documents, and (iii) any liabilities, obligations, losses, damages, penalties, action, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against Agent in any way relating to or arising out of this Agreement or the other Loan Documents or any other document delivered in connection therewith or any transaction contemplated thereby, or the enforcement of any of the terms hereof or thereof, provided that no Lender shall be liable for any of the foregoing to the extent that they arise from the gross negligence or willful misconduct of Agent. If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the action indemnified against until such additional indemnity is furnished.

10.09 Agent as Lender. With respect to its Commitment as a Lender, and the loan made by it and the Note issued to it, Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include Agent in its individual capacity. Agent may lend money to, and generally engage in any kind of trust business with Borrower or any subsidiary or affiliate of Borrower as if it were not Agent hereunder.

10.10 Resignation or Removal of Agent. Subject to the appointment and acceptance of a successor Agent, Agent may (a) resign at anytime by giving thirty (30) days’ prior written notice thereof to the Lenders and Borrower, and (b) be removed by Requisite Lenders (excluding from such calculation other than Agent in its capacity as a Lender) by giving written notice thereof to Agent and Borrower in the event that Agent performs its duties hereunder in a manner constituting gross negligence or willful misconduct. Upon any such resignation or removal, the Requisite Lenders have the right to appoint a successor Agent. Unless an Event of Default shall have occurred and be continuing, such successor Agent shall be reasonably acceptable to Borrower. If no successor Agent shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within thirty (30) days after the notice of resignation or removal, then Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a Lender or which meets the requirements of an Eligible Assignee. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the prior Agent, and the prior Agent shall be discharged from its duties and obligations as Agent under this Agreement and the other Loan Documents. After any Agent’s resignation or removal, the provisions of this Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

10.11 Notification of Defaults and Events of Default. Each Lender hereby agrees that, upon learning of the existence of a Default or an Event of Default, it shall promptly notify Agent in writing thereof. Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default other than an Event of Default pursuant to Section 7.01 unless Agent has actual knowledge of the same or has received written notice from a Lender or Borrower referring to this Agreement describing such Event of Default and stating that such notice is a “notice of default.” In the event that Agent obtains such actual knowledge or receives such a notice, Agent shall give prompt notice thereof to each of the Lenders. Agent shall take such action with respect to such Event of Default as shall be reasonably directed by the Requisite Lenders. Unless and until Agent shall have received such direction, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Event of Default as it shall deem advisable in the best interest of the Lenders, provided, however, that Agent shall not accelerate the Facility without the prior written consent of the Requisite Lenders.

10.12 Duties in the Case of Enforcement. In case one of more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Facility shall have occurred, Agent (solely in its capacity as Agent under this Agreement) shall, if (a) so requested by the Requisite Lenders and (b) the Lenders have provided to Agent such additional indemnities and assurances against expenses and liabilities as Agent may reasonably request, proceed to enforce the provisions of this Agreement and the other Loan Documents and exercise all or any such other legal and equitable and other rights or remedies as it may have under the Facility or at law. Agent shall be fully protected in so acting or refraining from acting upon the instruction of the Requisite Lenders, and such instruction shall be binding upon all of the Lenders. Agent may, in its discretion but without obligation, in the absence of direction from the Requisite Lenders, take such interim actions as it believes necessary to preserve the rights of the Lenders hereunder, including, but not limited to, seeking a writ of execution and judgment lien against the assets of the Borrower and Guarantor. Each of the Lenders acknowledges and agrees that no individual Lender may separately enforce or exercise any of the provisions of any of the Loan Documents, including without limitation the Notes, other than through Agent.

10.13 Delinquent Lender. If for any reason any Lender shall fail or refuse to abide by its obligations under this Agreement, including without limitation its obligation to make available to Agent its Commitment Percentage of the Facility, expenses or setoff (a “Delinquent Lender”) and such failure is not cured within ten (10) days of receipt from Agent of written notice thereof, then, in addition to the rights and remedies that may be available to Agent, the other Lenders, Borrower or any other party at law or in equity, and not at limitation thereof, (i) such Delinquent Lender’s right to participate in the administration of, or decision-making rights related to, the Facility, this Agreement or the other Loan Documents shall be suspended during the pendency of such failure or refusal, and (ii) a Delinquent Lender shall be deemed to have assigned any and all payments due to it from Borrower, whether on account of the outstanding Facility, interest, fees or otherwise, to the remaining non-delinquent Lenders for application to, and reduction of, their proportionate shares of the outstanding Facility until, as a result of application of such assigned payments the Lenders’ respective pro rata shares of the outstanding Facility shall have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency. The Delinquent Lender’s decision-making and participation rights to payments as set forth in clauses (i) and (ii) above shall be restored only upon the payment by the Delinquent Lender of its pro rata share of the Facility or expenses as to which it is delinquent, together with interest thereon at the Default Rate from the date when originally due until the date upon which any such amounts are actually paid.

The non-delinquent Lenders shall also have the right, but not the obligation, in their respective, sole and absolute discretion, to acquire for no cash consideration, (pro rata, based on the respective Commitments of those Lenders electing to exercise such right) the Delinquent Lender’s Commitment to fund any future Advances (the “Future Commitment”). Upon any such purchase of the pro rata share of any Delinquent Lender’s Future Commitment, the Delinquent Lender’s share in any future Advances and its rights under the Loan Documents with respect thereto shall terminate on the date of purchase, and the Delinquent Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest, including, if so requested, an Assignment and Acceptance. Each Delinquent Lender shall indemnify Agent and each non-delinquent Lender from and against any and all loss, damage or expenses, including but not limited to reasonable attorneys’ fees and funds advanced by Agent or by any non-delinquent Lender, on account of a Delinquent Lender’s failure to timely fund its Commitment Percentage of an Advance or to otherwise perform its obligations under the Loan Documents.

10.14 Assignments and Participations.(a) Except as provided herein, each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Facility at the time owing to it and the Notes held by it), upon the satisfaction of the following conditions: (a) Agent shall have given its prior written consent to such assignment, such consent not to be unreasonably withheld or delayed, (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement, (c) prior to the occurrence of an Event of Default and while same is continuing each assignment shall be in an amount that is at least Ten Million Dollars ($10,000,000) and is a whole multiple of One Million Dollars ($1,000,000), provided that this requirement (c) shall not apply to assignments by Agent in its capacity as Lender but Agent (while acting as Agent) shall retain a Commitment at least as great as retained by the Lender with the next highest Committed Amount, and (d) the parties of such assignment shall execute and deliver to Agent, for recording in the Register (as hereinafter defined), an Assignment and Acceptance, substantially in the form of Schedule E hereto (an “Assignment and Acceptance”), together with any Notes subject to such assignment. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, (x) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder, and (y) the assigning Lender shall, to the extent provided in such assignment and upon payment to Agent of the registration fee referred to below, be released from its obligations under this Agreement. In the event a Lender does not sell 100% of its Commitment Amount, such Lender must hold a minimum Commitment Amount of Ten Million Dollars ($10,000,000) and in whole multiples of One Million Dollars ($1,000,000). A registration fee of $3,500 per assignment shall be paid by the assigning Lender to Agent.

(b) By executing and delivering an Assignment and Acceptance, the parties to the assignment thereunder confirm to and agree with each other and the other parties hereto as follows:

(i) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Lender makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto;

(ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower and Guarantor, or the performance or observance by Borrower or Guarantor of any of their obligations under this Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto;

(iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statement provided by Borrower as required by the terms of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;

(iv) such assignee will, independently and without reliance upon the assigning Lender, Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement;

(v) such assignee represents and warrants that (to the extent required herein) it is an Eligible Assignee;

(vi) such assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto;

(vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender; and

(viii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance.

(c) Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment Percentage of, and principal amount of the Facility owing to the Lenders from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and Borrower, Agent and the Lenders may treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and the Lenders at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assigning Lender agrees to pay to Agent a registration fee in the sum of Three Thousand Five Hundred Dollars ($3,500).

(d) Upon its receipt of an Assignment and Acceptance executed by the parties to such assignment, together with each Note subject to such assignment, Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to Borrower and the Lenders (other than the assigning Lender). Within five (5) Business Days after receipt of such notice, Borrower, at its own expense, shall execute and deliver to Agent, in exchange for each surrendered Note, a new Note to the order of such assignee in an amount equal to the amount assumed by such assignee pursuant to such Assignment and Acceptance and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note to the order of the assigning Lender in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be substantially in the form of the surrendered Notes. Within five (5) Business Days of the issuance of any new Notes pursuant to this subparagraph, Borrower shall deliver an opinion of counsel, addressed to Agent and the Lenders, relating to the due authorization, execution and delivery of such new Notes and the legality, validity and binding effect thereof, in form and substance satisfactory to the Lenders.

(e) Each Lender may sell participations to one or more banks or other financial institutions in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents; provided that: (a) each such participation shall be in a minimum amount of Ten Million Dollars ($10,000,000) and is a whole multiple of One Million Dollars ($1,000,000); (b) any such participation shall not affect the rights and duties of the selling Lender with less than a Minimum Commitment Amount of Ten Million Dollars ($10,000,000) in whole multiples of One Million Dollars ($1,000,000); and (c) the only voting rights granted to the participant pursuant to such participation arrangements with respect to the Loan Documents shall be limited to votes requiring one hundred percent (100%) approval of the Lenders.

(f) In addition to the assignments and the participations permitted above, any Lender may at any time assign all (but not a portion) of its rights under the Loan Documents to an affiliate of such Lender, provided that such Lender promptly sends written notice thereof to Agent. Except as otherwise expressly provided in this Agreement, no Lender may assign all or a portion of its interests, rights and obligations under this Agreement, the Notes and/or the other Loan Documents without the prior written consent of Agent.

(g) Any assigning Lender shall retain its rights to be indemnified pursuant to this Agreement with respect to any claims or actions arising prior to the date of such assignment. If any assignee Lender is not incorporated under the laws of the United States of America or any state thereof, it shall, prior to the date on which any interest or fees are payable hereunder or under any of the other Loan Documents for its account, deliver to Borrower and Agent a certification as to such assignee Lender’s exemption from deduction or withholding of any United States federal income taxes. Any Lender may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of its applicable Note) to any of the twelve Federal Reserve Banks organized under § 4 of the Federal Reserve Act, 12 U.S.C. § 341. No such pledge or the enforcement thereof shall release the Lender from its obligations hereunder or under any of the other Loan Documents.

(h) Borrower agrees that in addition to disclosures made in accordance with standard and customary banking practices and orders issued by a court of law Agent and the Lenders may disclose information obtained by Agent and the Lenders pursuant to this Agreement including, without limitation, all budgets and financial statements, to participants or assignees or potential participants or assignees hereunder without any notice to Borrower; provided that such participants or assignees or potential participants or assignees shall agree to treat in confidence such information, unless such information becomes public knowledge, not to disclose such information to a third party, except as required by law or legal process and not to make use of such information for purposes of transactions unrelated to such contemplated participation. Notwithstanding anything to the contrary, Agent and each Lender may disclose without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to Agent or such Lender relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Advances, letters of credit and transactions contemplated hereby.

(i) Notwithstanding anything to the contrary contained in this Agreement, no Lender may assign or participate any interest in the Facility held by it hereunder to Borrower or Guarantor, or any of their respective Affiliates.

10.15 Deemed Consent or Approval. With respect to any requested amendment, waiver, consent (subject to the limitation contained in the next following sentence), approval or other action which requires the approval of the Requisite Lenders or all of the Lenders, as the case may be, in accordance with the terms of this Agreement, or if Agent is required hereunder to seek, or desires to seek, the approval of the Requisite Lenders or all of the Lenders, as the case may be, prior to undertaking a particular action or course of conduct, Agent in each such case shall provide each Lender with written notice of any such request for amendment, waiver or consent or any other requested or proposed action or course of conduct, accompanied by such detailed background information and explanations as may be reasonably necessary to determine whether to approve or disapprove such amendment, waiver, consent or other action or course of conduct.

This subparagraph shall not apply to a consent required from all Lenders. Agent may (but shall not be required to) include in any such notice, printed in capital letters of boldface type, a legend substantially to the following effect;

“THIS COMMUNICATION REQUIRES IMMEDIATE RESPONSE. FAILURE TO RESPOND WITHIN TEN (10) BUSINESS DAYS FROM THE RECEIPT OF THIS COMMUNICATION SHALL CONSTITUTE A DEEMED APPROVAL BY THE ADDRESSEE OF THE ACTION REQUESTED BY BORROWER OR THE COURSE OF CONDUCT PROPOSED BY AGENT AND RECITED ABOVE.”

and if the foregoing legend is included by Agent in its communication, a Lender shall be deemed to have approved or consented to such action or course of conduct for all purposes hereunder if such Lender fails to object to such action or course of conduct by written notice to Agent within ten (10) Business Days of such Lender’s receipt of such notice.

ARTICLE 11

NOTICES

All notices, requests or demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to the other party at the following address:

Borrower, Guarantor	Avatar Properties Inc./Avatar Holdings Inc.
201 Alhambra Circle, 12th Floor
Coral Gables, Florida 33134
Attention: Chief Financial Officer
With a copy to:	Avatar Properties Inc./Avatar Holdings Inc.
201 Alhambra Circle, 12th Floor
Coral Gables, Florida 33134
Attention: General Counsel
Agent (on behalf	Wachovia Bank, National Association
of all Lenders):	800 North Magnolia Avenue, suite 704
Orlando, Florida 32803
Attention: Douglas D. Weiner
Telephone: 407-649-5666
Email:doug.weiner@wachovia.com
With copy to:	Wachovia Bank, National Association
401 S. Tryon Street, NC 1193
Charlotte, North Carolina 28288
Attention: Scott Holtzapple, Senior Vice President
Telephone: 704-383-0474
Email: scott.holtzapple@wachovia.com
With copy to:	Ruden, McClosky, Smith, Schuster & Russell, P.A.
200 East Broward Blvd.
Fort Lauderdale, Florida 33301
Attention: Peter Slavis, Esq.
Telephone: 954-764-6660

or to such other address as any party may designate by written notice to the other party. Each such notice, request and demand shall be deemed given or made as follows:

(a) If sent by hand delivery, upon delivery.

(b) If sent by mail, upon the earlier of the date of receipt or five (5) days after deposit in the U.S. Mail, first class postage prepaid.

(c) If sent by overnight express mail, one (1) Business Day following mailing, postage prepaid.

ARTICLE 12

COSTS, EXPENSES AND ATTORNEYS’ FEES

Borrower shall pay to Agent and Arranger, as the case may be, immediately upon demand the full amount of all costs and expenses, including (a) all reasonable costs and expenses incurred by Arranger and Agent in their underwriting of these facilities, including, but not limited to, legal fees, appraisal fees and syndication fees and expenses, including, but not limited to, travel, publication and information dissemination, and environmental assessment fees; and (b) reasonable attorneys’ fees and costs (to include outside counsel fees) incurred by Agent in connection with: (i) negotiation and preparation of this Agreement and each of the Loan Documents (such fees not to exceed $82,500.00, exclusive of legal fees incurred in connection with syndication or other post-closing matters) and (ii) Agent’s reasonable attorneys’ fees and costs incurred in connection with the addition of a Project to the Borrowing Base from time to time. Borrower shall pay to Agent and Lenders immediately upon demand the full amount of all costs and expenses, including reasonable attorneys’ fees and costs (to include outside counsel fees) incurred by Agent and Lenders in connection with the enforcement of the Loan Documents, including all such costs and expenses incurred during any “workout” or restructuring after an Event of Default, whether or not pursuant to any legal proceeding.

ARTICLE 13

MISCELLANEOUS

Borrower, Agent and Lenders further covenant and agree as follows, without limiting any requirement of this Agreement or any other Loan Document:

13.01 Cumulative Rights and No Implied Waiver. Each and every right granted to Agent, Lenders, Borrower or Guarantor, as the case may be, under any Loan Document, or allowed it by law or equity shall be cumulative of each other and may be exercised in addition to any and all other rights of Agent, Lenders, Borrower or Guarantor, as the case may be, and no delay in exercising any right shall operate as a waiver thereof, nor shall any single or partial exercise by Agent, Borrower or Guarantor, as the case may be, of any right preclude any other or future exercise thereof or the exercise of any other right No notice to or demand on Borrower or Guarantor in any case shall, of itself, entitle Borrower or Guarantor to any other or future notice or demand in similar or other circumstances.

13.02 Applicable Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted in accordance with the laws of Florida and applicable United States federal law. No defense given or allowed by the laws of any other state or country shall be interposed in any action, case or proceeding hereon unless such defense is also given or allowed by the laws of the State of Florida.

13.03 Amendment. No modification, consent, amendment or waiver of any provision of this Agreement, nor consent to any departure by Borrower or Guarantor therefrom, shall be effective unless the same shall be in writing and signed by an officer of Agent and the Lenders required pursuant to Section 10.02(b), and then shall be effective only in the specified instance and for the purpose for which given.

13.04 Documents. All documents, certificates and other items required under this Agreement to be executed and/or delivered to Agent on behalf of Lenders shall be in form and content satisfactory to Agent and its counsel.

13.05 Partial Invalidity. The unenforceability or invalidity of any provision of this Agreement or any other Loan Document shall not affect the enforceability or validity of any other provision herein and the invalidity or unenforceability of any provision of this Agreement or any other Loan Document to any person or circumstance shall not affect the enforceability or validity of such provision as it may apply to other persons or circumstances.

13.06 Indemnification. Borrower hereby indemnifies and agrees to defend and hold harmless Agent, Arranger, each Lender, their respective shareholders, directors, officers, employees, agents, affiliates, and subsidiaries, from and against any and all losses, damages or liabilities and from any suits, claims or demands, including reasonable attorneys’ fees incurred in investigating or defending such claim, suffered by any of them and caused by, arising out of, or in any way connected with the Loan Documents or the transactions contemplated therein (unless determined by a final judgment of a court of competent jurisdiction to have been caused by the gross negligence or willful misconduct of any of the indemnified parties), including, without limitation: (i) disputes with any architect, general contractor, subcontractor, materialman or supplier, or on account of any act or omission to act by Agent or any Lender in connection with any Project; (ii) losses, damages, expenses, or liabilities sustained by Agent or any Lender resulting directly from any environmental inspection, monitoring, sampling, or clean up of any Project required or mandated by any applicable environmental law; (iii) claims by any tenant, contract purchaser or any other party arising under or in connection with any lease or contract for all or any portion of any Project (if such lease or contract is otherwise permitted under the Loan Documents); (iv) any untrue statement of a material fact contained in information submitted to Agent or any Lender by Borrower or Guarantor or the omission of any material fact necessary to be stated therein in order to make such statement not misleading or incomplete; (v) the failure of Borrower or Guarantor to perform any obligations herein required to be performed by any of them; and (vi) the ownership, construction, occupancy, operation, use or maintenance of any Project.

In case any action shall be brought against Agent, any Lender and/or Lenders, or any of their respective officers, employees or agents, in respect to which indemnity may be sought against Borrower, Agent or such other applicable Lenders shall promptly notify Borrower and Borrower shall assume the defense thereof, including the employment of counsel selected by Borrower and satisfactory to Agent or such other applicable Lender or such other party, the payment of all costs and expenses and the right to negotiate and consent to settlement. Agent and Lenders and such other party shall have the right, at their sole option, to employ separate counsel (such counsel to be reasonably acceptable to Borrower) in any such action and to participate in the defense thereof. Borrower shall not be liable for any settlement of any such action effected without its consent (unless Borrower fails to defend such claim), but if settled with Borrower’s consent, or if there be a final judgment for the claimant in any such action, Borrower agrees to indemnify and hold harmless Agent and Lenders and such other party from and against any loss or liability by reason of such settlement or judgment.

The provisions of this Section 13.06 shall survive the repayment or other satisfaction of the Indebtedness.

13.07 Survivability.

All covenants, agreements, representations and warranties made herein or in the other Loan Documents shall survive the making of the Facility and shall continue in full force and effect so long as the Facility is outstanding or the obligation of Agent on behalf of Lenders to make any Advances shall not have expired.

13.08 Course of Dealing. No course of dealing between Agent on behalf of Lenders and Borrower or Guarantor shall be effective to amend, modify or change any provision of this Agreement.

13.09 Successors and Assigns. This Agreement shall be binding upon Borrower and Guarantor and shall inure to the benefit of and shall be binding upon Agent and Lenders, and their successors and assigns. Subject to the provisions of this Agreement, Agent may, without the consent of Borrower or Guarantor or any other Person, assign, negotiate, hypothecate, or grant assignments of or participations in this Agreement or in any of its rights under this Agreement and each of the other documents contemplated to be executed in conjunction herewith in accordance with the terms of Article 10 hereof. Borrower and Guarantor shall accord full recognition to any such assignment or participation, and all rights and remedies of Agent in connection with the interest so assigned shall be as fully enforceable by such assignee. In connection with any proposed assignment or participation, Agent may disclose to the proposed assignee or participant any information that Borrower and Guarantor is required to deliver to Agent pursuant to this Agreement. There is no third party beneficiary of this Agreement.

13.10 Net Payments. All payments by Borrower under this Agreement and the Notes shall be made without set-off or counterclaim and in such amounts as may be necessary in order that all payments, after deduction or withholding for or on account of any present or future taxes, levies, imposts, duties, or other charges of whatsoever nature imposed by any government or any political subdivision or taxing authority thereof including, without limitation, documentary and intangible taxes (collectively, the “Taxes”) shall not be less than the amounts otherwise specified to be paid under this Agreement and the Note. Notwithstanding anything to the contrary contained herein, Borrower shall not be liable for the payment of any tax on or measured by net income imposed on Agent or Lenders pursuant to the income tax laws of the United States or any political subdivision thereof. Borrower shall pay all Taxes prior to delinquency (and indemnify Agent and Lenders against any liability therefor) and shall promptly (and in any event not later than thirty (30) days thereafter) furnish to Agent any certificates, receipts and other documents which may be required (in the judgment of Agent) to establish any tax credit to which Agent and Lenders may be entitled. The obligations of Borrower under this Article 13.10 shall survive the termination of this Agreement and the repayment of the Facility, but such obligations shall terminate as to any claim or liability for Taxes for which Borrower is responsible pursuant to this Article 13.10 on the same date that any such claim or liability for Taxes is barred by any applicable statute of limitations.

13.11 Further Assurances. Borrower and Guarantor will at its own cost and expense execute and deliver to Agent, at any time and from time to time, any and all further agreements, documents and instruments, and take any and all further actions which may be required under applicable law, or which Agent may from time to time reasonably request, in order to effectuate the intent of the transactions contemplated by this Agreement and the other Loan Documents.

13.12 Resurrection of Borrower’s Indebtedness. To the extent that Agent receives any payment on account of any of Borrower’s Indebtedness, and any such payment(s) or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, subordinated and/or required to be repaid to a trustee, receiver or any other Person under any bankruptcy act, state or Federal law, common law or equitable cause, then, to the extent of such payment(s) received, Borrower’s Indebtedness or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment(s) had not been received by Bank and applied on account of Borrower’s Indebtedness.

13.13 Equitable Relief. Borrower recognizes that, in the event Borrower fails to perform, observe or discharge any of Borrower’s Obligations under this Agreement, any remedy at law may prove to be inadequate relief to Agent; Borrower agrees that Agent, if Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

13.14 Multiple Borrowers. If more than one Person is named herein as Borrower, all obligations, representations and covenants herein and in other Loan Documents to which Borrower is a party shall be joint and several.

13.15 Identification of Bank. Any obligations to Borrower incurred by Agent in connection with the Facility shall be the exclusive obligation of Wachovia Bank, National Association. Any officers, directors or shareholders of Wachovia Bank, National Association shall incur no obligations on an individual basis to Borrower and shall not be individually responsible to Borrower for the performance or non-performance of any obligations of Wachovia Bank, National Association.

13.16 Broker’s Commission. Borrower represents and warrants to Agent that it has dealt with no broker, finder or similar entity in connection herewith. Borrower agrees to indemnify, defend and hold Agent free and harmless from brokerage claims made by any person or entity, claiming through or as a result of dealings with Borrower relative to this transaction, including, without limitation, attorneys’ fees.

13.17 No Usurious Amounts. Anything herein contained to the contrary notwithstanding, Borrower does not agree and shall not be obligated to pay interest under the Notes at a rate which is in excess of the maximum non-usurious rate permitted by law. If by the terms of the Notes, Borrower is at any time required to pay interest at a rate in excess of such maximum non-usurious rate, the rate of interest under the Notes shall be deemed to be immediately reduced to such maximum non-usurious legal rate and the portion of all prior interest payments in excess of such maximum non-usurious legal rate shall be applied to and shall be deemed to have been payments in reduction of the outstanding principal balance. Borrower agrees that in determining whether or not any interest payable under the Notes exceeds the highest rate permitted by law, any non-principal payment, including, without limitation, late charges, shall be deemed to the extent permitted by law to be an expense, fee or premium rather than interest.

13.18 Approvals. If this Agreement calls for the approval or consent of Agent, such approval or consent may be given or withheld in the reasonable discretion of Agent unless otherwise specified herein. If at any time Borrower believes that Agent and/or any Lender has not acted reasonably in granting or withholding any approval or consent under the Loan Documents, or any other document or instrument now or hereafter executed and delivered in connection therewith or otherwise with respect to the Facility, as to which approval or consent either Agent and any Lender have expressly agreed to act reasonably, or absent such agreement, a court of law having jurisdiction over the subject matter would require Agent and any Lender to act reasonably, then Borrower’s sole remedy shall be to seek injunctive relief or specific performance and no action for monetary damages or punitive damages shall in any event or under any circumstances be maintained by Borrower against Agent or any Lender.

13.19 Documentary and Intangible Taxes. Borrower and Guarantor shall be liable for all documentary stamp and intangible taxes (including any penalties and interest charged for the late payment of any such taxes) assessed upon execution of the Notes or as renewed from time to time during the term of the Facility.

13.20 Confidentiality. Agent and Lenders shall not disclose any Financial Reporting, Borrowing Base Certificates, Submission Packages or other financial reports, appraisals or insurance certificates or policies or any other material non-public information concerning Borrower or Guarantor obtained by or furnished to Agent or Lenders in connection with the transactions contemplated hereby, to any person other than Agent’s and Lender’s respective directors, officers, employees, agents, contractors, representatives and advisors (collectively, the “Representatives”), who shall not only use such information in connection with the consummation or administration of the transactions contemplated hereby, or any prospective assignees of Commitments or any prospective participant provided that the Lenders shall inform any such prospective assignee of the confidential nature of such information with respect to the transactions contemplated by this Agreement and direct them to treat all such information in the same manner that is required of the Lenders herein. Notwithstanding the foregoing, however, the Lenders shall be permitted to disclose any information obtained by them: (a) which is incorporated in any Loan Documents subject to recordation and/or filing in applicable public records or is otherwise a matter of public record; (b) as shall be required by law, for instance, in the context of interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar process; (c) as shall be required by any regulatory or governmental authorities; or (d) as shall be otherwise reasonably required in connection with the transactions contemplated hereby.

13.21 USA Patriot Act Notice. Each Lender and Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that, pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or Agent, as applicable, to identify Borrower in accordance with the Act.

13.22 Counterparts; Effective Date. This Agreement and any amendments, waivers, consents, or supplements hereto may be executed in any number of separate counterparts, no one of which need contain all of the signatures of the parties, and as many of such counterparts as shall together contain all of the signatures of the parties shall be deemed to constitute one and the same instrument. A set of the counterparts of this Agreement signed by all parties hereto shall be delivered to and held by the Agent. This Agreement shall become effective upon the receipt by the Agent of signed counterparts of this Agreement from each of the parties hereto or telecopy confirmation of the signing of counterparts of this Agreement by each of the parties hereto.

13.23 Appraisals and Inspections. From time to time, upon the reasonable request of Agent, Borrower and Guarantor will, at the expense of Borrower or Guarantor, as applicable, allow Agent to obtain appraisal reports from appraisers selected by Agent. Borrower and Guarantor shall allow Agent to inspect each Project constituting the Borrowing Base on a monthly basis, at the expense of Borrower.

ARTICLE 14

AMBIGUITY OR CONFLICT

In the event of an ambiguity or conflict of terms between any of the provisions of the Notes, this Agreement and any other Loan Document, the terms of this Agreement shall be deemed to amend and control all of the other agreements; and, to the extent that any of the agreements are silent, each shall supplement the others; provided, however, in the event of any conflict between the terms of this Agreement, the Notes and any other Loan Document and any of them, the terms which, in Agent’s reasonable discretion, grant Agent or any Lender the greater protection with respect to the prospect of payment of the Notes, or in any other manner are of greater benefit to Agent or such Lender, shall control. All other provisions of contemporaneous or previous agreements and understandings between Borrower, Agent, and Lender relating to the commitment of Agent and Lender and the Notes in conflict with any expressed provision hereof shall be merged into this Agreement and be extinguished and of no further force and effect.

ARTICLE 15

JURISDICTION, SERVICE OF PROCESS

Any suit, action or proceeding against Borrower or Guarantor directly or indirectly connected to this Agreement, or any other Loan Document or any judgment entered by any court in respect thereof may be brought in the courts of Broward or Miami-Dade Counties, Florida or in the U.S. District Court for the Southern District of Florida as Agent (in its sole discretion) may elect, and each of Borrower and Guarantor hereby accepts the non-exclusive jurisdiction of those courts for the purpose of any suit, action or proceeding. Service of process in any such case may be had against Borrower or Guarantor by delivery in accordance with the notice provisions herein or as otherwise permitted by law, and Borrower and Guarantor agree that such service shall be valid in all respects for establishing personal jurisdiction over it. Borrower and Guarantor hereby waive any right which it may have with respect to any litigation arising with respect to this Agreement, any Loan Document or any judgment to remove such litigation from state court to federal court or to require that such litigation take place in federal court instead of state court.

In addition, Borrower and Guarantor hereby irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, the Loan Documents or any judgment entered by any court in respect of any thereof brought in Broward or Miami-Dade Counties, Florida or in the U.S. District Court for the Southern District of Florida as selected by Agent, and hereby further irrevocably waive any claim that any suit, action or proceeding brought in Broward or Miami-Dade Counties, Florida or in such District Court has been brought in an inconvenient forum.

ARTICLE 16

NO ORAL AGREEMENT

THIS WRITTEN LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

ARTICLE 17

WAIVER OF JURY TRIAL

17.01 Waiver of Jury Trial. BORROWER AND GUARANTOR, AGENT AND LENDERS HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED UPON THIS AGREEMENT OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY OTHER LOAN DOCUMENT AND ANY OTHER AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed under seal by their duly authorized representatives as of the date first above written.

AGENT:

WACHOVIA BANK, NATIONAL

ASSOCIATION

BY: /s/ James D. Davis

NAME: James D. Davis

TITLE: Vice President

LEAD ARRANGER:

WACHOVIA CAPITAL MARKETS, LLC

BY: /s/ Darrell Perry

NAME: Darrell Perry

TITLE: Vice President

SYNDICATION AGENT:

GUARANTY BANK

BY: /s/ Atila Ali

NAME: Atila Ali TITLE:Vice President

LENDERS:

WACHOVIA BANK, NATIONAL

ASSOCIATION

BY: /s/ James D. Davis

NAME: James D. Davis

TITLE: Vice President

GUARANTY BANK

BY: /s/ Atila Ali________________

NAME: Atila Ali TITLE:	Vice President

FRANKLIN BANK, SSB

a Texas Savings Bank

BY: /s/ Mark Mahoney_________

NAME: Mark Mahoney TITLE:	Vice President

AGREED

BORROWER:

AVATAR PROPERTIES INC., a Florida corporation

By: /s/ Dennis J. Getman
Dennis J. Getman
Executive Vice President

JOINED IN BY GUARANTOR:

AVATAR HOLDINGS INC.,

a Delaware corporation

By: /s/ Dennis J. Getman
Dennis J. Getman
Executive Vice President